                                  Exhibit 28.25


              Appraisal Update of Shadeland Station Shopping Center

                               at December 1, 1995

        REAL ESTATE APPRAISAL UP-DATE


         SHADELAND STATION RETAIL CENTER
         SEQ SHADELAND AVENUE AND EAST 75TH STREET
         INDIANAPOLIS, INDIANA




         Prepared for

         USF & G REALTY ADVISORS




         by

         TERZO & BOLOGNA, INC.

December 14, 1995

Ms. Julie A. Tyler, MAI
Manager, Real Estate Valuations
USF & G Realty Advisors
100 Light Street, Tenth Floor
Baltimore, MD 21202

RE:      Up-date Appraisal, As of December 1, 1995
         Shadeland Station Retail Center
         SEQ Shadeland Avenue and East 75th Street
         Indianapolis, IN

Dear Ms. Tyler:

As you requested, we have performed the necessary research to provide you with an update of the appraisal of the referenced property. The purpose of this appraisal update is to estimate the market value as of December 1, 1995, of the leased fee estate, subject to the conditions and limitations stated in this report.

The terms of reference of this assignment call for us to up-date and analyze market data with specific respect to the changes which have occurred since the date of the original appraisal. Accordingly, this appraisal up-date incorporates, by reference, the full appraisal document covering the subject property and dated January 6, 1990 and the updates dated November 1, 1991, November 1, 1992, December 1, 1993 and December 1, 1994. This appraisal up-date will focus, therefore, only on significant changes in market conditions which have occurred subsequent to the date of the most recent update appraisal.

The attached report is a presentation of our research which concludes that the market value of the leased fee estate, as of December 1, 1995, is:

NINE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS
($9,850,000).

The prospective value of the subject, as of December 1, 1995, contingent upon stabilization, anticipated June 1, 1996, is:

TEN MILLION DOLLARS
($10,000,000).

Ms. Julie A. Tyler, MAI
December 14, 1995
Page 2


Based on current marketing conditions, it is estimated that the property would require a marketing time of six to nine months.

Analysis of Value Change

The value reported for the subject reflects a downward change of $150,000 since the previous appraisal. The subject is still performing well, but exhibits a currently high total vacancy of 15,331 SF/GLA. This is primarily due to the vacation of two additional spaces, containing 8,000 and 3,600 SF/GLA, over this past year. As has been discussed in some detail in the report, prospects exist for all of the vacancies except the 8,000 SF/GLA space and another smaller space containing 1,080 SF/GLA. The 8,000 SF/GLA space has been held vacant to allow for a possible Marsh expansion and an Osco relocation. This has complicated the subject's position as nearby tenants have postponed lease renewal in anticipation of the outcome of the Marsh/Osco proposal.

Market support to the subject remains good. At the time of the last appraisal, increased competition was anticipated from new development in the immediate area. Although new product has come on line, effective rents in the subject remain high as new deals being negotiated and renewal rates have been favorable. Therefore, good future performance is indicated and absorption of vacant space is forecast to be fairly rapid.

While the high effective rents and leasing prospects are positive, an investor would consider the overall risk to the subject with respect to vacancy, rent loss during lease-up of vacancy and capital expenditures in the form of leasing commissions and tenant improvements. As the future prospects for the subject remain good, no change in the capitalization and yield rates applied is indicated. Rather the temporary risk of increased expenditures is accounted for with the application of tenant improvements to all spaces to maintain the appeal of the subject. In addition, an increase in normative vacancy from 5 to 10 percent accounts for any long term risk which would apply to the subject. These factors have a downward effect on value, although the amount of the value change is insubstantial.

The value at stabilization of $10,000,000 reflects the forecast lease up of the subject and a return to operating levels experienced in the past.

Ms. Julie A. Tyler, MAI
December 14, 1995
Page 3


THIS LETTER MUST REMAIN ATTACHED TO THE REPORT WHICH FOLLOWS IN ORDER FOR THE VALUE OPINION SET FORTH TO BE CONSIDERED VALID.

Sincerely,




Sabra A. Sullivan
Certified General Appraiser-Indiana (#CG49300206)




Frederick C. Terzo, CRE, MAI, AICP Certified General Appraiser - Indiana (#CG69100042) for Terzo & Bologna, Inc.

SAS/FCT/tmb

TABLE OF CONTENTS






1.  EXECUTIVE SUMMARY
2.  INTRODUCTION
                  Terms of Reference
                  Scope of Work
                  Date of Valuation
3.  CHANGES IN PHYSICAL CHARACTER OF THE SUBJECT
                  Site Improvements
                  Buildings
4.  MARKET SUPPORT TO THE SUBJECT
                  Demand
5.  COST APPROACH
6.  INCOME APPROACH
                  Vacancy and Collection
                  Expenses
                  Discounted Cash Flow Analysis
         SALE COMPARISON APPROACH
         RECONCILIATION OF THE VALUE ESTIMATES
7.   CERTIFICATION OF THE APPRAISERS

ANNEX
         PHOTOGRAPHS OF SUBJECT
         LEASE ABSTRACT REPORT
         ANNUAL TENANT REVENUE REPORT
         USF & G APPRAISAL SUMMARY FORM
         LETTER OF ENGAGEMENT
         INTRODUCTION TO TERZO & BOLOGNA, INC.
         QUALIFICATIONS OF THE APPRAISERS

Urban Setting  - Subject Location Map

                               SUBJECT PHOTOGRAPH

1.  EXECUTIVE SUMMARY


PROPERTY APPRAISED:                 Shadeland Station Retail Center
                                    Southeast Quadrant
                                    Shadeland Avenue and East 75th Street
                                    Indianapolis, Indiana

LEGAL DESCRIPTION:                  The subject property is legally described
                                    as follows:

                                    Part of Northeast Quarter, Southwest Quarter
                                    Section 26, Township 17, Range 4, in Marion
                                    County, Indiana.

                                    A detailed metes and bounds legal
                                    description is set forth in an annex
                                    following this report.

DESCRIPTION OF PROPERTY:            A one-story neighborhood retail
                                    center   built  in  two  phases.   Phase  I,
                                    comprising  a  Marsh   supermarket  and  "B"
                                    spaces   contains   83,971  GSF  and  80,750
                                    SF/GLA.  This  building was  constructed  in
                                    1982.  Phase II  containing  additional  "B"
                                    shops   comprises   25,132  GSF  and  24,226
                                    SF/GLA. This building was constructed in 1985.

SITE IMPROVEMENTS:                  467 parking spaces in the first
                                    phase, 154 parking spaces in the second
                                    phase, site signage, decorative landscaping and service drives. Parking ratio 5.92 spaces per 1,000 SF/GLA.

GROSS BUILDING AREA:                109,103 GSF

RENTABLE AREA:                      104,976 SF/GLA

SITE SIZE:                          12.41 acres gross.  11.79 acres net of
                                    adjoining road right-of-way.

ZONING:                             C-4, Commercial permitting retail
                                    development.

CENSUS TRACT #:                     3301.01

INTEREST APPRAISED:                 Leased Fee

DATE OF VALUATION:                  December 1, 1995

LAND VALUE:                         $2,120,000

COST APPROACH:                      $9,100,000

SALES COMPARISON
APPROACH:                           $9,870,000

INCOME APPROACH:                    $  9,850,000     As Is

                                    $10,000,000      As Stabilized

RECONCILED VALUE
CONCLUSION:                         $  9,850,000     As Is

                                    $10,000,000      A  prospective  value as of
                                                     December      1,      1996,
                                                     contingent             upon
                                                     stabilization   anticipated
                                                     at June 1, 1996.

SPECIAL NOTATION:                   This is a fifth up-date of a June
                                    6, 1990  appraisal of the subject  property,
                                    which  is  incorporated  by this  reference.
                                    Anyone contemplating a financial interest in
                                    the  subject   property  should  review  and
                                    understand the contents of the original appraisal, the first update dated November
                                    1, 1991, the second update dated November 1, 1992, the third update dated December 1, 1993 and the fourth update dated December 1, 1994 as background to this up-date.

2.  INTRODUCTION


Terms of Reference

The terms of reference for this assignment call for a fifth up-date of an appraisal of the subject property, dated December 1, 1995. The client has specifically requested that the up-date be completed in an abbreviated form to facilitate their understanding of changes in market conditions as they may have occurred subsequent to the original appraisal and the first, second and third updates.

Accordingly, this appraisal up-date incorporates by reference the original appraisal document to include description of the site and improvements, city and neighborhood data, highest and best use analysis, valuation, reconciliation and all underlying assumptions and limiting conditions.

Anyone contemplating a financial interest in the subject property should recognize that the original appraisal, dated June 6, 1990, and the update appraisals dated November 1, 1991, November 1, 1992, December 1, 1993 and December 1, 1994 constitute an integral part of this appraisal up-date. The original appraisal and the first, second, third and fourth update should be referred to as fundamental documents necessary for complete understanding of the property being appraised and its market context.

Scope of Work

The scope of work on this assignment entails an update of the market conditions which will affect value of the subject property. As part of this analysis, the three approaches to value are considered. In the cost approach, any land sales which have occurred subsequent to the date of the third appraisal update are analyzed to determine whether a change in land value is warranted. Similarly, unit rates which were applied in estimating the replacement cost of the site improvements and building are reviewed to determine whether construction costs escalation is appropriate.

In the income approach, comparable properties have been identified which have relevance to the subject. At the time of the last appraisal update, the subject's market was beginning to see a restructuring with new retail supply providing new competition to the subject along two emerging retail corridors. Some of the comparables used in previous appraisal updates have become secondary centers which no longer would be considered by a typical tenant for the subject. This restructuring is now full blown with new product entering the market area's retail inventory. Therefore, new comparables have been identified for the analysis. Analysis of current comparable expense data is appropriate to cover the issue of vacancy and expenses to the subject. Investor requirements with regard to overall rates and yield rates are considered in light of recent market conditions.

In the sales comparison approach, relevant sales which have occurred subsequent to the fourth appraisal update are analyzed.

The research effort is directed to extracting an estimate of market value to the subject property as of current date based on additional market activity which has occurred subsequent to the fourth appraisal update.

Date of Valuation

This up-date values the subject property as of December 1, 1995.

3.  CHANGES IN PHYSICAL CHARACTER OF THE SUBJECT


Site Improvements

Site inspection reveals that there has been little change in the subject's site improvements. A resurfacing of the paving associated with the Center building had been completed at the time of the previous update, along with installation of new and improved site lighting. This effectively lengthened the economic life of the site improvements which were estimated as having an effective age of two years. Therefore, the site improvements associated with the center are estimated as now having an effective age of three years and a remaining economic life of seventeen years. The Shoppes building site improvements are estimated as having an effective age of nine years and a remaining economic life of eleven years.

Buildings

At the time of the last appraisal update, the Center building which contains Marsh, had a single vacancy of 990 SF/GLA. This space had been held vacant for some time to allow for the possibility of a shift of Osco Drug to allow for a Marsh expansion. The Marsh expansion, which has been considered a possibility in several scenarios over the past three years, is now a major factor in the future performance of the subject. Marsh opened a new super store at 96th Street and enlarged their Geist Centre location. The announcement of a Meijers on the south side of 96th Street establishes the I-69/96th Street retail corridor as a major regional location and makes the Marsh store in the subject one of the smallest formats in the market. Expansion of the space is therefore important to Marsh in maintaining market share as well as to the subject property.

A proposal has been submitted to Osco and Marsh which includes the relocation of Osco Drug to the corner of the center building. Ace Hardware, which occupied 8,000 SF/GLA in this location, vacated recently. Additional outside area which was used for nursery and outside sales can be incorporated in a rebuilding in this area to provide a 17,000 SF/GLA space for Osco. It is proposed that the costs of this construction, which are estimated at $1,050,000, will be funded by Marsh as part of their expansion costs.

Resolution of this relocation/expansion scenario is now of critical importance as the 75th Street Restaurant, Just Tanning and Red Giraffe Video are now on a month to month basis and will renew if the Marsh/Osco situation can be finalized. These three tenants occupy a total of 9,600 SF/GLA.

Current physical vacancy in the Center building now includes the 990 SF/GLA space, 1,080 SF/GLA space and the Ace location, 8,000 SF/GLA. Therefore, total current vacancy is 10,070 SF/GLA. A lease is now in negotiation for the 990 SF/GLA space with Jack's Pizza. If this transaction is not concluded, Luca Pizza has shown interest.

A possible remodeling was being considered as part of a plan to keep the center competitive in terms of condition and appeal at the time of the last appraisal update. The effective age of the Center building is estimated now at ten years and the remaining economic life is estimated at 40 years. While a relatively long economic life remains, the subject now faces considerable new competition in the market and therefore, a face lift would seem to be necessary in order to maintain its appeal.

The Shoppes building now has a total of 5,261 SF/GLA vacant, which is an increase of 2,400 SF/GLA. PDQ Printing has expanded into the 1,200 SF/GLA which had been vacated by the Drapery Shop and Office Center North has vacated 3,600 SF/GLA. The old Metropolitan Life space of 1,661 SF/GLA at the south facade remains vacant. There are current prospects for both spaces. Otherwise the building improvement remains unchanged, except for increased age. The effective age of the Shoppes building is estimated now at nine years and the remaining economic life is estimated at 41 years.

4.  MARKET SUPPORT TO THE SUBJECT


In considering market support, it is important to recognize that the subject is located along a commercial corridor which has seen substantial recent retail development. While always a high traffic artery, the uses along the corridor had been primarily limited to institutional, industrial, multifamily and office. At the time of the last appraisal update rezoning had been accomplished to allow development of a competing strip center which contains 20,000 SF/GLA and is anchored by a freestanding Walgreen's containing approximately 10,000 SF/GLA. This competing center is located at the northwest corner of 75th Street and Shadeland Avenue, diagonally across from the subject. Outlots associated with this competing center have been developed with gasoline and fast food uses and a bank is currently under construction. In addition a Lowe's home improvement center was constructed and opened a short distance to the north. This new retail development is fueled by the surrounding residential base as well as the existing office development in the subject's area.

The new development along Shadeland Avenue has breached the zoning barrier which had existed for some time and allows for the possibility that available land along the west side of Shadeland Avenue could be developed with additional retail uses. Zoning on these parcels is a hospital classification and medical office was envisioned by the owner/developers. There is substantial supply of available land surrounding the Community Hospital North campus to the east, however, and therefore retail development for the western sites is now being considered.

The nearby 96th Street corridor is particularly interesting as it is now in somewhat of a transitional period. On the one hand, it is clearly a regional retail node, as evidenced by the substantial big box development (Sam's Club, Wal-Mart, Elek-Tek, Incredible Universe, Indianapolis Sports and the proposed Meijer's, Kohl's and United Artist cinemaplex). On the other hand, retail to the east of Wal-Mart, the Marsh food store (81,000 SF/GLA) and neighborhood centers (96,500 SF/GLA) offer a range of goods and services which duplicate those available in the subject's primary trade area. 96th Street is an important commuter route due to the interstate linkages which enhance the regional draw of this area. Therefore, a large percentage of residents of the subject's primary market area pass by this competing development. This retail floor space presents an opportunity for residents particularly the north and west portions of the Geist area, thereby likely eroding the subject's market base.

Previously, the subject offered opportunities for categories of retailers who could serve an area that was somewhat removed, either by distance or traffic congestion, from competing big box retail. Now that the big box retailers have located in close proximity to this outlying area, the effects are starting to be evident. An illustration of this is the subject's loss of Ace Hardware in the face of Lowe's, which located one block north.

Development is continuing along 96th Street along the northern boundary of the subject's neighborhood. This corridor is also supported by the residential base as well as the adjacent business park, with office users such as USA Funds to the north. Additional big box retail development has taken place on the north side of 96th Street, along with one of the small shopping centers which was in the pipeline at the time of the last appraisal and contains 30,000 SF/GLA. Existing development in the form of neighborhood centers which compete directly with the subject, therefore now totals 96,500 SF/GLA and consists of the two centers developed by Glendale Partners and North by Northeast. The major change in this corridor is the conclusion of a transaction with Meijers on the south side of 96th Street. This should provide further impetus for development of the remaining available land in this area. In addition to the Meijer's site, retail land is available on the north side of 96th Street, west of Lantern Road and at Mollenkopf Road.

The other retail node which offers substantial competition to the subject is the 79th and Fall Creek intersection. This is the location of Geist Crossing (50,000 SF/GLA) which is adjacent to a large Kroger food store, Geist Crossing North (16,000 SF/GLA), and Revco (10,000 SF/GLA). 79th and Fall Creek are major commuter routes. Therefore, the properties at this location offer another alternative for commuting residents within the subject's trade area.

Taken together, these development nodes create a mass of retail floor space which constitutes an important pole of attraction. The discussion which follows considers the potential demand to the subject over the near term against existing and planned competitive supply.

Demand

The boundaries employed here represent the primary market area to the subject property. These boundaries constitute a three mile radius from the intersection of 75th Street and Shadeland Avenue. They therefore represent the trade area for a neighborhood center with a large food anchor draw such as the subject and extend beyond the neighborhood boundaries to include additional residential areas. Analytic data which follows are generated by consideration of this area.

The subject property is located in a primary retail location. The area has grown rapidly in recent years with the continued development of residential housing to the north and east to include multifamily. An important characteristic of the population in the subject's area is its relatively high household income.

The table below sets forth a comparison of household growth and the growth in household income during the period 1980 through 2000. These data fairly well reflect the inferred demand to the subject generated by continued formation of upper income households. Data for 1995 is estimated, 2000 data is based on projections.

Population and Household Characteristics 1980-2000

                                  1980              1990              1995             2000
Population                            35,458             52,131           56,736           60,603
Households                            13,086             22,173           24,536           26,690
Housing Units                         14,356             23,672           26,153           28,454
Average Size                            2.61               2.32             2.28             2.24
Household Income                     $32,117            $51,560          $67,865          $83,025
         Source:  National Planning Data Corporation, Claritas

During the period of 1980 to 1995, population in the primary market area had an average growth of 3.18 percent per year. This is forecast to decrease somewhat to 1.33 percent per year during the period 1995 through 2000. A similar pattern is evident in household formation. During 1980 through 1995 the household formation rate was 4.72 percent per year from a 1980 base. This is expected to decrease to 1.70 percent per year during the 1995 through 2000 period. Household income growth has been significant over the past decade, at an average increase of 4.85 percent annually. This is expected to diminish to around 4.11 percent annually during the period 1995 through 2000.

The broad conclusions that can be reached from the analysis thus far are that both population growth and household formation have slowed slightly after a rapid increase. Continuing increases are expected in the near term. Household income is also expected to increase. The table below sets forth a summary of household income distribution as reported in 1990, estimated in 1995 and forecast for 2000.

Household Income Distribution

                                     1990                        1995                       2000
    Annual Income           Total           %           Total           %           Total           %
Less than $10,000               1,107           4.2           997           4.1           981           3.6
$10,000 - $24,999               3,880          17.5         2,932          11.9         2,533           9.5
$25,000 - $49,999               8,343          37.7         7,276          31.7         7,299          27.3
$50,000 - $99,999               7,065          31.9         9,643          39.3        10,417          39.0
More than $100,000              1,767           8.0         3,184          13.0         5,455          20.3

Source:  National Planning Data Corporation, Claritas

The pattern of household income distribution can be related to household expenditures. The table which follows sets forth a distribution of household expenditures by major categories related to the typical space distribution in neighborhood and community centers. These annual household expenditures can then be applied to the number of households in the market area, to generate total sales volume. Applying a median sales volume per SF/GLA yields a space demand estimate for the primary market area. This is shown in the following table.

                                                                      Median Sales
                               Annual HHH            Total             Volume Per         Space Demand
                              Expenditures         (Million)            SF/GLA*          SF/GLA (000's)
Food and Drink
Food at home                     $3,605              $88.4              $317.16               278.9
Food away from home              3,006                73.8               228.10               323.3
Alcoholic Beverages               560                 13.7               222.89               61.6

Miscellaneous
Personal Care                     329                 8.0                203.12               39.7
Prescription Drugs                293                 7.2                237.06               30.3

Household Equipment
Appliances                        341                 8.4                194.07               43.1
Furniture                         644                 15.8               150.68               104.9
TV/Sound Equipment                804                 19.7               214.41               92.0
Reading                           376                 9.2                194.85               47.3
Housewares                        827                 20.3               141.17               143.7

Apparel
M/W Child.                       2,718                66.7               219.90               303.3
                                                                                             1,295.6

Source: National Planning Data Corporation, Urban Land Institute * The median sales per square foot were reported as of 1994 and were subsequently escalated at 4.0 percent to the end of 1995.

Thus potential demand is estimated at 1,295,600 SF/GLA. It is now necessary to disaggregate total demand so that a judgment as to the potential capture to the subject's market area can be analyzed. Because of the data base which is available, it is not possible to extract capture rates to the subject property specifically. Instead, capture rates can be estimated for the commercial corridor serving the market of which the subject is a part on the assumption that the subject will realize a fair share of total demand. This is discussed more fully subsequently.

The following table sets forth a summary of current demand forecast and estimated capture rates to the Shadeland Avenue corridor. These capture rates reflect the location of development and the proximity to residential uses. Moreover, they account for the fact that the Shadeland Avenue is a major commercial and traffic corridor in the trade area offering easier access for convenience goods than nearby retail locations such as Castleton. However, Castleton, with its larger array of shopping goods would account for the bulk of purchases in categories such as clothing. It is also recognized that there will be some diversion of sales volume to surrounding areas such as the Geist area centers. This is balanced to a large extent by the location of the Shadeland corridor as a conduit for commuters.

The proximity of the 96th Street development node to I-69 provides this corridor with more regional support. This is underscored by the presence of big box retailers such as Sam's Club, Wal-Mart, Indy Sports and ElekTek. These retailers draw from a much larger area than a neighborhood or community center and so such centers with proximate locations benefit from the inflow of market support. This inflow cannot be measured and is more specifically not included in the expenditures shown for the subject's trade area. Therefore, the capture rates are estimated for the subject's corridor alone. It should be noted that the capture rates have been adjusted from last year in some categories due to the change in retail mix occasioned by new market entrants such as Walgreen's and Lowes.


                                       1994                    Estimated                 Sub-market
                                      Demand                    Capture                    Demand
                                  SF/GLA (000's)               Rates (%)               SF/GLA (000's)
Food and Drink
Food at home                          278.9                       35                        97.6
Food away from home                   323.3                       30                        97.0
Alcoholic Beverages                    61.6                       35                        21.6

Miscellaneous
Personal Care                          39.7                       50                        19.9
Prescription Drugs                     30.3                       35                        10.6

Household Equipment
Appliances                             43.1                       25                        10.8
Furniture                             104.9                       15                        15.7
TV/Sound Equipment                     92.0                       30                        27.6
Reading                                47.3                       40                        18.9
Housewares                            143.7                       40                        57.5

Apparel
M/W Child.                            303.3                       10                        30.3

                                                                                           407.5

Thus, demand in the Shadeland Avenue corridor at the end of 1995 is estimated at 407,500 SF/GLA. This must be adjusted by a vacancy factor to reflect efficient market operation. This vacancy factor is estimated at six percent. Therefore, total demand in this corridor is estimated at 433,511 SF/GLA. This is substantially in excess of the subject's floor area, 104,976 SF/GLA and simply reflects the fact that the subject constitutes only one portion of the total floor space available in the corridor to serve current demand.

Additional support is derived from the office development located along the Shadeland corridor. A survey conducted by the International Council of Shopping Centers of office workers reports 35 percent of suburban office workers shop during a work day each week. Apparel and accessories were the items purchased by 13 percent of the survey respondents with 10 percent reporting purchases of food stuffs, incidentals and drug store items. The survey reports an average expenditure per worker of $1,945 per year. This survey dates from 1988. Escalation to 1995 levels results in an average expenditure per worker of $2,559.

The Shadeland Avenue Office corridor contains approximately 638,289 NRSF of office space. Dividing this by 250 NRSF, the amount of space generally allocated for each employee, results in an estimated number of workers of 2,553 and an additional $6,533,127 in expenditures each year by those workers. Dividing this amount by the average sales per SF/GLA results in additional demand for 28,895 SF/GLA. Adjusting for vacancy yields 30,734 SF/GLA. Adding this to previously estimated demand of 433,511 SF/GLA results in a total of 464,245 SF/GLA.

Data is now available which reports the number of individuals age 16 and over that work in the three mile trade area. This is reported for private, public and military employees for 1995 as 41,883 persons. Of this number, 33,442 also live within the three mile radius. Therefore, an additional inflow of 8,441 persons is realized. Applying the estimated expenditures to this inflow population yields an additional $21,600,519 in annual expenditures near the workplace. While the specific capture to the subject is roughly estimated by utilizing the Shadeland Avenue office supply, this additional support is beneficial to the subject as it likely realizes a proportionate share. The size of the numbers of employees and potential estimated expenditures serves to illustrate the strength of the diversified support base which the subject enjoys.

Given the current situation, it seems reasonable to attempt to anticipate what the next five years will hold. The average household income in the market area overall is expected to increase by 22.3 percent during the period 1995 through 2000. During that same period, household formation will result in an increase in households in the primary market area of around 8.8 percent. Increases in income will to some degree be offset by inflationary influences. Adjusting current expenditures and sales volumes by an escalation factor of 4.0 percent and also adjusting for the change in household base yields a conservative estimated increase in demand of 38,062 SF/GLA by the year 2000. This is adjusted for vacancy, but does not account for the strong demand generated by the employment base. Nevertheless, an upward trend is evident, indicating that the subject will enjoy increasing support in the near term. Against this background supply, is considered.

Supply

There are a number of other retail centers in the subject's area which offer competition. Supply in the subject's area is becoming concentrated along two corridors. The subject's immediate area includes the Shadeland Avenue corridor as well as State Road 37, which is located a short distance to the west. Both Shadeland Avenue and State Road 37 link to I- 465 and are heavily traveled commuter thoroughfares. Development along State Road 37 is older. Properties located here have exhibited an increased vacancy and a shift in tenant profile making them secondary locations which no longer compete directly with the subject. New development which does compete has occurred along Shadeland Avenue.

The second focus of retail development is the 96th Street corridor north of the subject. 96th Street links to I-69 and provides another commuter route for residents in the subject's surrounding area who travel via the interstate. Due to interstate visibility, this corridor has attracted large retail users with regional market support. Sam's Club and Wal-Mart were pioneers in this area and it has now been established as a primary retail location, with substantial "B" space in the centers adjacent or near these big box retailers. While the focus of the most recent development has been "big box" retail, a 30,000 SF/GLA strip center is to be completed this month. The next major impact on the area will be the Meijers which is proposed for the south side of 96th Street. Retail development of this land has been strongly opposed by neighborhood groups who are unhappy with the current traffic generated by existing development. Meijer and the developer have agreed to fund road improvements to include the widening of 96th Street to six lanes and similar improvement to the interchanges. In addition to a Meijers a twelve screen United Artist cinema, an 86,000 SF/GLA Kohl's and three restaurants are planned. Meijer's and Kohl's alone represent an additional 316,000 SF/GLA.

Because of the regional aspect of the 96th Street corridor, supply in this location does not necessarily compete directly with the subject, although this corridor represents opportunities for stopping for commuting residents. This is similar to the situation with the 79th Street and Fall Creek development node as it lies just at the boundaries of the subject's trade area. Therefore, it generates some outflow at the subject's eastern boundaries. The regional draw of the 96th Street and Castleton areas was considered in the estimation of capture rates to the subject. Therefore, the consideration of supply will be limited to centers which are competing for consumer expenditures within the supporting area delineated only and do not enjoy an inflow of support, although the development at 79th Street and Fall Creek is included. There are, in addition, a number of free-standing commercial buildings such as fast food restaurants. An adjustment is necessary to account for the free-standing uses. A detailed inventory of these uses is beyond the scope of this appraisal, but it seems reasonable to extract a range of 5 percent, based on empirical data and a visual inspection of the uses which are contained within the area. The total supply is therefore as set forth below.

Subject                                                          104,976 SF/GLA
Kroger                                                             64,649
Revco                                                              10,000
Geist Crossing                                                     50,000
Geist Crossing North                                               16,000
75th & Shadeland                                                   20,000
Walgreen's                                                         10,000
Lowe's                                                           100,000
                                                                 375,625
Adj. for Free-Standing                                             18,781
Total Estimated Supply                                           394,406 SF/GLA

Total estimated supply is therefore 394,406 SF/GLA. This can be compared with demand, which was previously estimated at 464,245 SF/GLA indicating that demand is adequate to support existing and new development.

Known future supply includes the 30,000 SF/GLA center along 96th Street which is being developed by Glendale partners and is due to open this month. At the time of the previous appraisal, timing and scale of this center was not known. The proposed Meijers is to be 230,000 SF/GLA and the proposed Kohl's is to be 86,000 SF/GLA. Therefore, an additional 346,000 SF/GLA is expected along 96th Street alone. This does not include the multi-screen cinema or the restaurants which are proposed. Another retail site on the north side of 96th Street is controlled by Centre Properties, which has not yet finalized a development program.

The 96th Street area is clearly regionally supported and does not therefore compete directly with the subject. This additional development does however increase the possibility of an erosion of support from the subject's neighborhood, especially along its northern border or from residents who commute via 96th Street.

There is another commercial site further east on 96th Street between Fall Creek and Cumberland Road. This 26 acre site is known as Windemere Village and is to be developed with both retail and office uses. No development plan is set yet and it is known that to obtain zoning the developer agreed to restrictions which severely limit the types of retail businesses which can be operated in this location. This parcel is located some distance from I-69 and is located in an area of low density residential development. Given these locational issues combined with zoning restrictions, development of retail space in Windemere is not anticipated in the foreseeable future.

The Geist Commons site at 79th Street and Fox Road, which was originally planned for development of 90,000 SF/GLA has been for sale for some time with no activity. Geist Station has land available for a 10,000 SF/GLA expansion of B-space. These properties are located substantially east of the subject and would not directly compete.

Redevelopment of Fort Benjamin Harrison is currently under consideration. Current plans call for the phased development of 118,000 SF/GLA of retail space at the intersection of Post Road and 56th Street. In addition there is an opportunity site of 8.0 acres available for retail development. This development would be supported by the redeveloped residential base and the office/industrial employment population and would most likely not compete with the subject.

South of the subject on the south side of Pendleton Pike at Sunnyside, is a 12 acre retail site which is owned by D.B. Mann. Amoco Oil and an unnamed fast food user, are reportedly planning development on two outlots west of Sunnyside road. There are no plans as yet for development on the remaining acreage.

Total potential future development is therefore:

Centre Properties                                                  96,300 SF/GLA
Windemere                                                        100,000
Geist Commons                                                      90,000
Geist Station                                                      10,000
Fort Harrison                                                    118,000
Pendleton Pike                                                   100,000
                                                                 514,300 SF/GLA

None of the new development anticipated in the near term will compete directly with the subject, however increased development will generally have the effect of weakening the residential market base located further east and north of the subject. This is to a large degree balanced by the inflow from the west and south where older properties such as Lakewood Shoppes, Devonway and Lakewood Village have evolved into centers with tenant profiles which no longer duplicate the subject's.

Conclusion

The subject enjoys a good location in relation to residential development and has strong anchors which generate traffic to benefit the subject. Over the near term, market support to retail will be enhanced as continued household formation occurs and household income increases. Income in the subject's market area is expected to increase and this is coupled with an increase in households. Therefore, current estimated market demand is adequate and is estimated to be increasing. The subject's market position is fairly strong, therefore, as it has tenants which draw traffic to the center in place. Current vacancy is high, due to the vacation of two tenants occupying a total of 11,600 SF/GLA of total vacancy which is 15,331 SF/GLA. This is an anomaly in the subject's experience and is worsened by the uncertainties of the Marsh/Osco shift as the need to maintain leasing flexibility has not made lease up of vacant space and renewals possible. The subject has current prospects for all vacant space, except 1,080 SF/GLA. Therefore, prospects are good and the subject is likely to return to a lower vacancy in the near term. Specific assumptions as to absorption in the subject are detailed subsequently in the income approach of this report.

New development which has come on line has been either preleased or built to suit therefore indicating strong demand and absorption in the subject's area. The outlying centers which are less well located continue to experience problems with vacancy. This situation further emphasizes the positive effect of surrounding office development on the subject.

5.  COST APPROACH


Land Value

There are no land transactions which have been uncovered since the fourth update that are relevant to the subject's market. Sales of small outlot parcels have occurred which are associated with existing nodes of development at 75th and Shadeland Avenue and 79th and Fall Creek, but these are not comparable to the subject and lend little insight into a change in the subject's position.

The listings at 79th and Sunnyside and Shadeland Avenue and Clear Vista Drive, which were discussed in the last appraisal update are still available with no change in asking price. There is a six acre parcel of commercially zoned land located on the south side of Pendleton Pike west of Sunnyside which is being held by the D.B. Mann Company. Two outlots have been sold to a service station and fast food user in this location, but the larger parcel is being held for speculation with no plans for development as yet.

A transaction was concluded with Meijer's in October, which involved 21 acres on the south side of 96th Street east of I-69. This is part of a larger development which will include a 12 screen United Artists cinema, an 86,000 SF/GLA Kohl's and three restaurants in addition to the 230,000 SF/GLA proposed Meijer's. The price has been reported at $250,000 per acre, however subsequently Meijer and the developer have agreed to fund fairly extensive road improvements as a response to the opposition posed by neighborhood groups to the new development. It is not known if this arrangement resulted in any change in contract price. The indicator from a sale in this location would be considered to be superior to the subject as it is a major regional retail node.

As there are no new sales to consider, the strongest indicator of value for the subject's land is the indicator derived in the previous appraisal update, $180,000. The market value of the subject's land, as of December 1, 1995 therefore remains:

TWO MILLION ONE HUNDRED TWENTY THOUSAND DOLLARS
($2,120,000).

Improvements

Base construction costs as well as current and local cost multipliers for the supermarket and "B" shops, as set forth in the MVS system changed since the last appraisal. The table below summarizes the estimate of unit costs to the building.


                                   Supermarket                  Center                    Shoppes
Base Rate                           $56.83/GSF                $48.50/GSF                 $56.13/GSF
Adjustments
Sprinkler                              1.50                      1.50                       1.50
Story Height                           9.66                      2.04                       2.36
Sub-Total                           $67.99/GSF                $52.04/GSF                 $59.99/GSF
Floor Area/Perimeter                 (10.20)                    (6.77)                     (5.10)
Sub-Total                           $57.79/GSF                $45.27/GSF                 $54.89/GSF
Current Cost Multiplier                1.00                      1.00                       1.00
Local Cost Multiplier                  1.02                      1.02                       1.02
Adjusted Cost                       $58.95/GSF                $46.18/GSF                 $55.99/GSF

The center canopy cost is estimated at two fifths of building cost which is also adjusted for current and local costs to yield a unit cost of $19.79 per GSF.

Other minor adjustments are required with respect to site improvements. The cost of a typical parking space is still estimated at $675 with an upward adjustment by a unit in place factor of seven percent and a local cost adjustment of two percent, yielding an adjusted cost $736 per space. Current cost of asphalt paving remains $1.56 per square foot but must be adjusted by the unit in place costs and a local cost multiplier. This results in an estimate applicable in the cost approach of $1.70 per square foot. Similar adjustments applied to sidewalks result in an estimate of $2.73 per square foot.

The effective age of the building improvements has increased. This, in effect, reduces the remaining economic life in this element. The effective age of the Shoppes building improvements is estimated at nine years, with an economic life of fifty years. For the Center building an effective age of ten years and economic life of fifty years is applied. The site improvements now consist of components of varying ages due to the new lighting and resurfacing which had taken place at the time of the last appraisal. Therefore, the site improvements associated with the Center are now considered to have an effective age of three years with a remaining economic life of seventeen years. The Shoppes have an estimated effective age of nine years, with a remaining economic life of eleven years, will be applied. These parameters will be applied in depreciation analysis subsequently.

The percentages which were applied in the original appraisal for indirect costs and entrepreneurial profit are applied in this update as well.

Based on the preceding discussion, a summary of the cost approach as of the date of the current analysis is set forth below.

Cost Approach Summary

The following is a summary of the estimate of value via the cost approach:


         Buildings
1.       Center
         Supermarket 33,207 GSF @ $58.95                             $1,957,553
         Drug & "B" Space 50,764 GSF @ $46.18                         2,344,282
         Canopy 5,610 GSF @ $19.79                                      111,022
         Sub-Total                                                   $4,412,857
         Indirect Costs                                                 353,029
         Sub-Total                                                   $4,765,886
         Entrepreneurial Profit                                         953,177
         Replacement Cost                                            $5,719,063


2.       Shoppes
         25,132 @ $55.99                                             $1,407,141
         Indirect Costs                                                 112,571
         Sub-Total                                                   $1,519,712
         Entrepreneurial Profit                                         303,942
         Replacement Cost                                            $1,823,654

         Site Improvements


3.       Center
         Parking:  467 Spaces @ $736                                   $343,712
         Paving:  71,720 SF @ $1.70                                     121,924
         Sidewalks:  5,349 SF @ $2.73                                    14,603
         Landscape/Lighting/Miscellaneous Features                      180,000
         Sub-Total                                                     $660,239
         Indirect Costs                                                  52,819
         Sub-Total                                                     $713,058
         Entrepreneurial Profit                                         142,612
         Replacement Cost                                              $855,670

4.       Shops
         Parking:  154 Spaces @ $736                                   $113,344
         Paving:  10,800 SF @ $1.70                                      18,360
         Sidewalks:  5,420 SF @ $2.73                                    14,797
         Landscape/Lighting/Miscellaneous Features                       50,260
         Sub-Total                                                     $196,761
         Indirect Costs                                                  15,741
         Sub-Total                                                     $212,502
         Entrepreneurial Profit                                          42,500
         Replacement Costs                                             $255,002
         Depreciation


5.       Physical
         Center Building                                            ($1,143,813)
         Shoppes Building                                              (328,258)
         Center Site Improvements                                      (128,351)
         Shoppes Site Improvements                                     (114,751)
         Total                                                      ($1,715,173)


6.       Functional                                                           0


7.       Economic                                                             0


         Summary


8.       Improvement Value
         Center Building                                             $4,575,250
         Shoppes Building                                             1,495,396
         Center Site Improvements                                       727,319
         Shoppes Site Improvements                                      140,251
         Total                                                       $6,938,216


9.       Land Value                                                  $2,120,000


10.      Value by Cost Approach                                      $9,158,216


         Rounded to:                                                 $9,100,000


                    NINE MILLION ONE HUNDRED THOUSAND DOLLARS
                                  ($9,100,000).

6.  INCOME APPROACH


Tenancy Changes Since the Last Up-date

In the Center building, a vacancy of 8,000 SF/GLA has been created by the Ace Hardware vacation. In addition, there is a 1,080 SF/GLA space vacant and the 990 SF/GLA space adjacent to Osco remains vacant. Vacancy in the Center building is therefore 10,070 SF/GLA. As has been previously discussed, a Marsh expansion and Osco shift have been proposed for the past several years. The Ace vacation has made possible a proposal to reconfigure the center at this location to create a store area of 17,000 SF/GLA for Osco. This scenario has been proposed to both Marsh and Osco with the intent of including it in Marsh's 1996 capital expenditure budget. Timing is such that resolution of this matter will occur subsequent to this appraisal. A possible change in configuration of the subject is not part of the scope of work and therefore, the Marsh expansion and Osco shift again remains a possible future scenario for the subject.

The impact of this open ended situation relates to absorption of the Ace space and the renewal of the Red Giraffe, 75th Street Restaurant and Just Tanning tenants which are now on a month to month basis. Current vacancy totals 8,990 SF/GLA. The three month to month tenants account for an additional 9,400 SF/GLA.

In the Shoppes building PDQ Printing has expanded into the vacant Drapery Shop space of 1,200 SF/GLA and Office Center North has vacated. Therefore, vacancy in the Shoppes building is currently 5,261 SF/GLA. This space is contained in two spaces consisting of 3,600 SF/GLA and the 1,661 SF/GLA at the buildings south facade.

Following is a summary of the leases which now cover the subject property.

SHADELAND SHOPPES (24,226 SF/GLA)

ADDRESS:                                   7403 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners

LESSEE:                                    Franklin Jewelers

AREA (SF/GLA):                             1,200

LEASE TERM:                                06/01/95 - 05/31/98

MINIMUM RENT:                                Annual              Per SF/GLA
                              Year 1        $18,000                $15.00
                              Year 2        $18,600                $15.50
                              Year 3        $19,200                $16.00

PERCENTAGE RENT:                    None

TENANTS SHARE
OF EXPENSES (%):                    4.9

EXPENSE STOP:                       None

EXPENSES BY TENANT:                 Pro-rata plus 15 percent of CAM for
                                    administration.


ADDRESS:                            7407 N. Shadeland Avenue

LESSOR:                             USF & G/Legg Mason Realty Partners

LESSEE:                             PDQ Printing

AREA (SF/GLA):                      2,283

LEASE TERM:                         04/01/95 - 06/30/2000

MINIMUM RENT:                                                       Per SF/GLA
                            4/1/95 to 4/30/95                         $ 6.17
                            5/1/95 to 6/30/95                         $ 6.40
                            7/1/95 to 6/30/96                         $13.50
                            7/1/96 to 6/30/97                         $14.00
                            7/1/97 to 6/30/98                         $14.50
                            7/1/98 to 6/30/99                         $15.00
                            7/1/99 to 6/30/100                        $15.50

PERCENTAGE RENT:                    None

TENANTS SHARE
OF EXPENSES (%):                    4.47%

EXPENSE STOP:                       None

EXPENSES BY TENANT:                 Pro-rata plus 15 percent of CAM for
                                    administration.

COMMENTS:                           Above reflects relocation and second lease
                                    amendment.  $5,384.00 paid in tenant
                                    improvements.

ADDRESS:                            7401 N. Shadeland Avenue

LESSOR:                             Duke Realty Investments

LESSEE:                             Subway Sandwich Shops

AREA (SF/GLA):                      1,200

LEASE TERM:                         06/01/95 - 05/31/98

MINIMUM RENT:                               Annual                   Per SF/GLA
                Year 1-3                    $21,000                    $17.50

PERCENTAGE RENT:                           5 percent over $252,000.00

TENANTS SHARE
OF EXPENSES (%):                           4.91

EXPENSE STOP:                              $0.50

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

COMMENTS:                                  This is second five year option
                                           exercised by tenant.



ADDRESS:                                   7397 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners

LESSEE:                                    Consumer Programs, Inc.

AREA (SF/GLA):                             920

LEASE TERM:                                05/01/92 - 06/30/97

MINIMUM RENT:                             Annual                   Per SF/GLA
              05/01/92                  $12,815.64                   $13.93
              10/01/93                  $13,330.80                    14.49
              10/01/94                  $13,864.44                    15.07
              10/01/95                  $14,416.44                    15.67
              10/01/96                  $14,996.04                    16.30

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           3.76

EXPENSE STOP:                              $0.50

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

ADDRESS:                                   7393 Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners

LESSEE:                                    Frame Systems

AREA (SF/GLA):                             2,400

LEASE TERM:                                08/01/91 - 01/31/97 (second lease
                                           amendment)

MINIMUM RENT:                           Annual                   Per SF/GLA
                   Months 1-6           $ 8,400                    $ 7.00
                       Year 1           $33,600                    $14.00
                       Year 2           $34,200                    $14.25
                       Year 3           $34,800                    $14.50
                       Year 4           $35,400                    $14.75
                       Year 5           $36,000                    $15.00

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           9.82

EXPENSE STOP:                              $0.50

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

COMMENTS:



ADDRESS:                                   7391 N. Shadeland Avenue

LESSOR:                                    Duke Realty Investments

LESSEE:                                    Donut Depot

AREA (SF/GLA):                             1,200

LEASE TERM:                                05/01/94 - 04/30/97

MINIMUM RENT:                               Annual                   Per SF/GLA
                Year 1-3                    $16,800                    $14.00

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           4.9

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

OPTIONS:                                   One additional three year term at
                                           market rate.

ADDRESS:                                   7389 Shadeland Avenue

LESSOR:                                    Duke Realty Investments

LESSEE:                                    This Can't Be Yogurt

AREA (SF/GLA):                             1,200

LEASE TERM:                                01/01/94 - 05/31/97

MINIMUM RENT:                                            Per SF/GLA
                 1/1/94 to 5/31/94                         $12.50
                 6/1/94 to 5/31/95                         $13.50
                 6/1/95 to 5/31/96                         $14.00
                 6/1/96 to 5/31/97                         $14.50

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           4.91

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

OPTIONS:                                   One three year term at market rent.

ADDRESS:                                   7381 Shadeland Avenue

LESSOR:                                    Shadeland Station Developers

LESSEE:                                    Ronin, Inc. (DBA/T.D. Alibi's)

AREA (SF/GLA):                             4,600

LEASE TERM:                                12/15/85 - 11/30/2000

MINIMUM RENT:                             Annual                   Per SF/GLA
               Year 1                     $48,300                    $10.50
               Year 2                     $49,450                    $10.75
               Year 3                     $50,600                    $11.00
               Year 4                     $51,750                    $11.25
               Year 5                     $52,900                    $11.50
               Year 6                     $54,050                    $11.75
               Year 7                     $55,200                    $12.00
               Year 8                     $56,350                    $12.25
               Year 9                     $57,500                    $12.50
               Year 10                    $58,650                    $12.75
               Year 11                    $59,800                    $13.00
               Year 12                    $60,950                    $13.25
               Year 13                    $62,100                    $13.50
               Year 14                    $63,250                    $13.75
               Year 15                    $64,400                    $14.00

PERCENTAGE RENT:
                                           1,700,000
                                           1,800,000 (remaining option)

TENANTS SHARE
OF EXPENSES (%):                           18.8

EXPENSE STOP:                              $0.50

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

COMMENTS:                                  Above reflects first lease option
                                           period which has been taken.  One
                                           option period of five years remains,
                                           at following rent schedule:

                                      Annual                   Per SF/GLA
           Year 16                    $65,550                    $14.25
           Year 17                    $66,700                    $14.50
           Year 18                    $67,850                    $14.75
           Year 19                    $69,000                    $15.00
           Year 20                    $70,150                    $15.25

ADDRESS:                                   7375 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners

LESSEE:                                    Chong Im Arbogast

AREA (SF/GLA):                             900

LEASE TERM:                                12/01/93 - 11/30/96

MINIMUM RENT:                               Annual                   Per SF/GLA
                 Year 1                     $9,900                     $11.00

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           3.68

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

COMMENTS:                                  Renewal of lease



ADDRESS:                                   7377 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners
                                           Limited

LESSEE:                                    PC Com

AREA (SF/GLA):                             822

LEASE TERM:                                6/1/94 - 5/31/97

MINIMUM RENT:                            Annual                   Per SF/GLA
             Year 1-3                    $9,042                     $11.00

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           3.36%

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

COMMENTS:                                  Above reflects first lease amendment.

ADDRESS:                                   7379 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners
                                           Limited

LESSEE:                                    Edward D. Jones & Co. L.P.

AREA (SF/GLA):                             760

LEASE TERM:                                4/26/94 - 4/30/99

MINIMUM RENT:                             Annual                   Per SF/GLA
              Year 1-3                    $7,600                     $10.00

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           3.14%

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

OPTIONS: One additional three year term at market rent. Option to terminate with 90 days notice and two months rent payment.

COMMENTS:                                  Tenant has the right to install and
                                           operate a satellite dish.  Tenant was
                                           given three months free rent.

ADDRESS:                                   7399 N. Shadeland Avenue

LESSOR:                                    USF & G/Legg Mason Realty Partners

LESSEE:                                    Ross Company of Indiana, Inc. d/b/a
                                           Mail Boxes, Etc.

AREA (SF/GLA):                             1,480

LEASE TERM:                                04/21/93 - 07/31/98

MINIMUM RENT:                              Annual                   Per SF/GLA
               Year 1-2                  $21,459.96                   $14.50
               Year 3-4                  $22,200.00                   $15.00
                Year 5                   $22,940.04                   $15.50

PERCENTAGE RENT:                           None

TENANTS SHARE
OF EXPENSES (%):                           6.06%

EXPENSE STOP:                              None

EXPENSES BY TENANT:                        Pro-rata plus 15 percent of CAM for
                                           administration.

OPTIONS:                                   One five year option at market rate.

COMMENTS:                                  If tenant's gross sales during the
                                           third lease year do not exceed
                                           $300,000, tenant shall have the right
                                           to terminate lease with payment of
                                           $4,000.

                                           Three months rent given as a
                                           concession.

SHADELAND CENTER (80,750 SF/GLA)
ADDRESS:                                            7500 N. Shadeland Avenue

LESSOR:                                             Shadeland Station Developers

LESSEE:                                             Marsh Supermarkets

AREA (SF/GLA):                                       30,400

LEASE TERM:                                          05/03/82 - 05/02/02

MINIMUM RENT:                             Annual                   Per SF/GLA
              Year 1-20                  $247,764                    $8.150

PERCENTAGE RENT:             None

TENANTS SHARE
OF EXPENSES (%):             37.6

EXPENSE STOP:                $0.30

EXPENSES BY TENANT:          Pro-rata plus 15 percent of CAM for administration
                             less landlord's share of $0.30 SF/GLA.

COMMENTS:                    Four options of five years at same rental.  Lessee
                             has right to expand into a 50 foot expansion area at lessee expense. Expansion area to be leased to lessee at market rate ground rental.

ADDRESS:                     7451 N. Shadeland Avenue

LESSOR:                      Shadeland Station Association

LESSEE:                      American Drug Stores

AREA (SF/GLA):               11,700

LEASE TERM:                  07/01/82 - 06/30/97

MINIMUM RENT:                               Annual                   Per SF/GLA
                Year 1-15                   $68,211                     $5.83

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      14.5

EXPENSE STOP:                         $0.31

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration, less landlord's share of
                                      $0.31 per SF/GLA.

COMMENTS:                             Three options of five years each:
                                             #1       73,827/year, $6.31 SF/GLA
                                             #2       79,677/year, $6.81 SF/GLA
                                             #3       85,527/year, $7.31 SF/GLA

ADDRESS:                              7433 N. Shadeland Avenue

LESSOR:                               Shadeland Station Associates

LESSEE:                               Charles Walker Cleaners

AREA (SF/GLA):                        990

LEASE TERM:                           12/1/94 to 11/30/97

MINIMUM RENT:     Years                     Annual                   Per SF/GLA
                    1                       $12,870                    $13.00
                    2                       $13,365                    $13.50
                    3                       $13,860                    $14.00

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      1.22

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration, less landlord's share of
                                      $0.42 per SF/GLA.

COMMENTS:                             One option term of five years at a CPI
                                      adjusted rent.

ADDRESS:                              7427 N. Shadeland Avenue

LESSOR:                               Shadeland Station Developers

LESSEE:                               Jerome Muskat

AREA (SF/GLA):                        1,140

LEASE TERM:                           1/1/95  - 12/31/97

MINIMUM RENT:            Annual                   Per SF/GLA
                         $14,820                    $13.00
                         $15,384                    $13.49
                         $15,960                    $14.00

PERCENTAGE RENT:                      8 percent over $124,688

TENANTS SHARE
OF EXPENSES (%):                      1.41

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

COMMENTS:                             One option term of three years at $14.00
                                      per SF/GLA.


ADDRESS:                              7425 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Shadeland Station Beauty Salon

AREA (SF/GLA):                        1,200

LEASE TERM:                          07/01/92 - 06/30/97 (First lease amendment)

MINIMUM RENT:                               Annual                   Per SF/GLA
                 Year 1                     $13,500                    $11.25
                 Year 2                     $14,100                    $11.75
                Year 3-5                    $15,000                    $12.50

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      1.5

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

ADDRESS:                              7421 N. Shadeland Avenue

LESSOR:                               Shadeland Station Developers

LESSEE:                               Shadeland Flower Shop

AREA (SF/GLA):                        1,200

LEASE TERM:                           07/15/92 - 07/14/97 - 1st lease amendment

MINIMUM RENT:                              Annual                   Per SF/GLA
                Year 1                     $13,500                    $11.25
                Year 2                     $14,100                    $11.75
                Year 3                     $14,700                    $12.25
                Year 4                     $15,000                    $12.50
                Year 5                     $15,300                    $12.75

PERCENTAGE RENT:                      5 percent over $350,000

TENANTS SHARE
OF EXPENSES (%):                      1.5

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   HVAC maintenance plus $500 at limit
                                      per occurance on repairs.  Pro-rata plus
                                      15 percent of CAM for administration.

COMMENTS:                             This is option exercised by tenant.

ADDRESS:                              7417 N. Shadeland Avenue

LESSOR:                               Shadeland Station Developers

LESSEE:                               Gramboli's Pizza/Great Scott's

AREA (SF/GLA):                        1,800

LEASE TERM:                           10/01/92 - 09/30/97

MINIMUM RENT:                            Annual                   Per SF/GLA
              Year 1                     $19,800                    $11.00
              Year 2                     $20,700                    $11.50
              Year 3                     $21,600                    $12.00
              Year 4                     $22,500                    $12.50
              Year 5                     $23,400                    $13.00

PERCENTAGE RENT:                      5 percent over $331,225

TENANTS SHARE
OF EXPENSES (%):                      2.2

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

OPTIONS:                              One additional term of five years at
                                      market rate.

ADDRESS:                              7411 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Pogo's, Inc.

AREA (SF/GLA):                        2,400

LEASE TERM:                           06/01/93 - 08/31/98

MINIMUM RENT:                              Annual                   Per SF/GLA
               Year 1-3                    $30,000                    $12.50
               Year 4-5                    $31,200                    $13.00

PERCENTAGE RENT:                      6 percent over $417,417

TENANTS SHARE
OF EXPENSES (%):                      2.97

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

OPTIONS:                              One additional five year term at market
                                      rents.

COMMENTS:                             Base year 1994 - $0.80     6% cap per year
                                      Takes effect in second full
                                      lease year on CAM. Landlord
                                      to  pay  HVAC   repairs  in
                                      excess of $500.  Tenant has
                                      concession  of three months
                                      free rent.

ADDRESS:                              7409 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Don's Barber Shop

AREA (SF/GLA):                        840

LEASE TERM:                           10/01/92 - 09/30/97 - 1st lease amendment

MINIMUM RENT:                             Annual                   Per SF/GLA
               Year 1                     $ 9,030                    $10.75
               Year 2                     $ 9,450                    $11.25
               Year 3                     $ 9,870                    $11.75
               Year 4                     $10,290                    $12.25
               Year 5                     $10,710                    $12.75

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      1.04

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

OPTIONS:                              One additional 5 year term at market rent.

ADDRESS:                              7405 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Donald W. Bell

AREA (SF/GLA):                        810

LEASE TERM:                           02/01/92 - 01/31/97

MINIMUM RENT:                            Annual                   Per SF/GLA
              Year 1                     $8,910                     $11.00
              Year 2                     $9,315                     $11.50
              Year 3                     $9,720                     $12.00
              Year 4                     $10,125                    $12.50
              Year 5                     $10,530                    $13.00

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      1.0

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

OPTIONS:                              One additional five year term at market
                                      rent.


ADDRESS:                              7391 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Vintage Natural Foods

AREA (SF/GLA):                        2,400

LEASE TERM:                           07/01/95 - 06/30/2000

MINIMUM RENT:                              Annual                   Per SF/GLA
               Year 1-5                    $30,000                    $12.50

PERCENTAGE RENT:                      Six percent over $500,000

TENANTS SHARE
OF EXPENSES (%):                      3.0

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

COMMENTS:                             Above reflects second lease renewal.

ADDRESS:                              7369 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               75th Street Restaurant/Lounge

AREA (SF/GLA):                        2,400

LEASE TERM:                           MTM

MINIMUM RENT:                          Annual                   Per SF/GLA
                                       $30,000                    $12.50

PERCENTAGE RENT:                      5 percent over $872,000

TENANTS SHARE
OF EXPENSES (%):                      3.0

EXPENSE STOP:                         $0.42

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

COMMENTS:                             Tenant is on a month to month basis
                                      pending relocation of Osco Drug. A full discussion of renewal terms is found in the text.

ADDRESS:                              7367 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Just Tanning

AREA (SF/GLA):                        2,200

LEASE TERM:                           MTM

MINIMUM RENT:                              Annual                   Per SF/GLA
               Year 1-3                    $27,500                    $12.50

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      2.43

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

COMMENTS:                             Tenant is on a month to month basis
                                      pending relocation of Osco Drug. A full discussion of renewal terms is found in the text.

ADDRESS:                              7363 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Moorehead Communications, Inc.

AREA (SF/GLA):                        1,000

LEASE TERM:                           07/01/94 - 08/31/97

MINIMUM RENT:                              Annual                   Per SF/GLA
                Year 1                     $13,000                    $13.00
                Year 2                     $13,500                    $13.50
                Year 3                     $14,000                    $14.00

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      1.2

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata, plus 15 percent of CAM for
                                      administration.

OPTIONS: One additional three year term at market rent.

COMMENTS:                             Tenant has the exclusive right to sell
                                      cellular phones and equipment. Tenant is restricted from operating a similar business within a three mile radius within the lease term.

ADDRESS:                              7361 N. Shadeland Avenue

LESSOR:                               Shadeland Station Associates

LESSEE:                               China Pavilion

AREA (SF/GLA):                        2,200

LEASE TERM:                           06/01/84 - 05/31/97

MINIMUM RENT:                            Annual                   Per SF/GLA
              Year 1                     $28,600                    $13.00
              Year 2                     $29,700                    $13.50
              Year 3                     $30,800                    $14.00

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      2.7

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.


ADDRESS:                              7349 N. Shadeland Avenue

LESSOR:                               Shadeland Station Associates

LESSEE:                               Indiana Liquors, Inc.

AREA (SF/GLA):                        3,200

LEASE TERM:                           06/01/95 - 05/31/2000

MINIMUM RENT:                              Annual                   Per SF/GLA
               Year 1-5                    $40,480                    $12.65

PERCENTAGE RENT:                      None

TENANTS SHARE
OF EXPENSES (%):                      4.0

EXPENSE STOP:                         None

EXPENSES BY TENANT:                   Pro-rata plus 15 percent of CAM for
                                      administration.

COMMENTS:                             Above reflects lease renewal.

ADDRESS:                              7351/7357 N. Shadeland Avenue

LESSOR:                               USF & G/Legg Mason Realty Partners

LESSEE:                               Red Giraffe Video

AREA (SF/GLA):                        4,800

LEASE TERM:                           MTM

MINIMUM RENT:                          Annual                   Per SF/GLA
     06/01/92 - 05/31/95              $60,000                    $12.50

PERCENTAGE RENT:                                     None

TENANTS SHARE
OF EXPENSES (%):                                     5.31

EXPENSE STOP:                                        None

EXPENSES BY TENANT:         Pro-rata plus 15 percent of CAM for administration
                            with a 10 percent cap on increases for CAM and insurance.

OPTIONS: One at 3 years at $13.50 per SF/GLA and one at 3 years at market rents.

COMMENTS:                   Tenant is on a month to month basis pending
                            relocation of Osco Drug. A full discussion of renewal terms is found in the text.

In the last appraisal update, six comparable properties were considered. These comparables are still considered to be relevant. As was previously discussed, two new properties have come on line recently. One of these properties is located along 96th Street and was developed by the owners of Geist Crossing and is fully leased at the same rental structure. Geist Crossing North, the other new entrant, is also included in the analysis as an additional comparable. The comparables considered are therefore representative of the larger market. The comparables are identified in the following pages along with a map showing their location in relation to the subject.

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #1

         Type of Use:              Neighborhood Shopping Center
         Property:                 75th & Shadeland Ave.
         Address:                  75th and Shadeland
                                   Indianapolis, IN
         County:                   Marion
         Location:                 NWC of 75th Street and Shadeland Avenue
         Date of Survey:           11/95


DESCRIPTIVE DATA

         Type of Use:              Multi tenant                    GLA:   20,000
         Year Built:               1994
        Description:              One story concrete block with brick veneer.
        Major Tenants:            Center is now under construction.  Leases
                                  have been signed with Walgreens, Great Clips, Star Cleaners, Box Office Video and QuizznoOs.


LEASING DATA

         Surveyed By:              SAS     Leasing Agent:      Olympia Partners
         Face Rate:                $14.00 per SF/GLA           571-9400

         TERMS:                    T=Tenant/O=Owner


         Taxes:                    T                                   Utilities
         Insurance:                T                          HVAC:            T
         Maintenance:              T                          Suite Electric:  T
         Janitorial:               T                          CA Utilities:    T
         Management:               O
         Administrative:           T

         Stops/Caps:               None
         Escalators:               $0.50 per year
         Typical Lease Term:       Three to five years
         Tenant Improvements:      None
         General Concessions:      None
         Most Recent Lease:        $14.00 per SF/GLA

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #2

         Type of Use:              Neighborhood Shopping Center
         Property:                 North by Northeast Strip Center
         Address:                  7700 block of East 96th Street
                                   Fishers, IN
         County:                   Hamilton
         Location:                 Northside East 96th Street, East side I-69
         Date of Survey:           10/95


DESCRIPTIVE DATA

         Type of Use:              Multi tenant                    GLA:   56,100
         Year Built:               1988/90
         Description:              The one story building is of steel frame and
                                   masonry construction.  There are decorative
                                   gable roofs and a stucco finish on the gable
                                   ends and sign panels.
         Major Tenants:            Muldoons Restaurant


LEASING DATA

         Surveyed By:           ACV     Leasing Agent:      Bill French/639-0515
         Face Rate:             $17.00 per SF/GLA

         TERMS:                    T=Tenant/O=Owner


         Taxes:                    T                                  Utilities
         Insurance:                T                          HVAC:            T
         Maintenance:              T                          Suite Electric:  T
         Janitorial:               T                          CA Utilities:    T
         Management:               O
         Administrative:           O

         Stops/Caps:               None
         Escalators:               $0.50 per year on initial lease
         Typical Lease Term:       Five years
         General Concessions:      30 day rent abatement for opening of business
         Typical Leasing Commission:        3 percent
         Current Space Available:           None
         Comments:                          Administrative costs are passed
                                            through at 10 percent of CAM.  The
                                            $17.00 rate is suggested for a
                                            possible vacancy at lease
                                            expiration.

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #3

         Type of Use:                       Neighborhood Shopping Center
         Property:                          Geist Crossing
         Address:                           79th & Fall Creek Road
                                            Indianapolis, IN
         County:                            Marion
         Location:                          SEQ 79th and Fall Creek
         Date of Survey:                    10/95


DESCRIPTIVE DATA

         Type of Use:        Multi tenant                    GLA:   50,000
         Year Built:         1995
         Description:        Neighborhood Center
         Major Tenants:      Hallmark store, Kiddie Academy, General Nutrition


LEASING DATA

         Surveyed By:        SAS     Leasing Agent:       Brian Chandler
         Face Rate:          $14.00 per SF/GLA           571-9400

         TERMS:              T=Tenant/O=Owner


         Taxes:              T                                  Utilities
         Insurance:          T                          HVAC:            T
         Maintenance:        T                          Suite Electric:  T
         Janitorial:         T                          CA Utilities:    T
         Management:         O
         Administrative:     T

         Stops/Caps:         None
         Escalators:         $0.50 per year
         Typical Lease Term:                Five years
         Tenant Improvements:               None
         General Concessions:               None
         Typical Leasing Commission:        3 percent
         Current Space Available:           None
         Comments:        Center is completely preleased during construction.
                          This center is located adjacent to a large Kroger
                          foodstore.  Although $14.00 per SF/GLA is the street
                          rent, it was reported that a couple of leases were at
                          higher rates.
         Most Recent Lease:                 $14.00 per SF/GLA

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #4

         Type of Use:          Neighborhood Shopping Center
         Property:             Geist Crossing North
                               Indianapolis, IN
         County:               Marion
         Location:             NEQ 79th and Fall Creek
         Date of Survey:       10/95


DESCRIPTIVE DATA

         Type of Use:          Multi tenant                    GLA:   16,000
         Year Built:           1995
         Description:          One story concrete block retail building with
                               wood sign fascia.
         Major Tenants:        Liquor Store, Video, Bagels and Ice Cream and
                               coffee.


LEASING DATA

         Surveyed By:          SAS     Leasing Agent:       Suzanne Gammon
         Face Rate:            $15.00 per SF/GLA           578-3400

         TERMS:                T=Tenant/O=Owner


         Taxes:                T                                  Utilities
         Insurance:            T                          HVAC:            T
         Maintenance:          T                          Suite Electric:  T
         Janitorial:           T                          CA Utilities:    T
         Management:           O
         Administrative:       O

         Typical Lease Term:                3 to 5 years
         Tenant Improvements:               Vanilla Box
         General Concessions:               None
         Current Space Available:           1,600 SF/GLA
         Comments:                          Center is still under construction.
                                            Completion is estimated for 12/1/95.

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #5

         Type of Use:          Neighborhood Shopping Center
         Property:             Geist Station
         Address:              8150 Oaklandon Road
                               Indianapolis, IN
         County:               Marion
         Location:             North side of Fox Road, West side of Oaklandon
                               Road
         Date of Survey:       11/95


DESCRIPTIVE DATA

         Type of Use:          Multi tenant                    GLA:   25,500
         Year Built:           1988
         Description:          The one story building is of steel frame and
                               masonry construction with decorative dormers and a pedestrian canopy.

         Major Tenants:        V.H. One Video, China Palace


LEASING DATA

         Surveyed By:          AV     Leasing Agent:     Brian Chandler/571-9400
         Face Rate:            $12.00 per SF/GLA

         TERMS:                T=Tenant/O=Owner


         Taxes:                T                                  Utilities
         Insurance:            T                          HVAC:            T
         Maintenance:          T                          Suite Electric:  T
         Janitorial:           T                          CA Utilities:    T
         Management:           O
         Administrative:       O

         Stops/Caps:           None
         Escalators:           $0.50 per year
         Typical Lease Term:                3 to 5 years
         Tenant Improvements:               Minimal
         General Concessions:               Abatement until opening of business
         Typical Leasing Commission:        4 percent
         Current Space Available:           1,200 SF/GLA

         Comments:         Expenses typically passed through at $2.60/SF/GLA.
                           An additional 1,600 SF/GLA is vacant
                           although rent is still being paid.

MARKET DATA:  LISTING OF IMPROVED PROPERTY - SHOPPING CENTER

Comparable #6

         Type of Use:       Neighborhood Shopping Center
         Property:          Geist Centre
         Address:           11625 Fox Road
                            Indianapolis, IN
         County:            Marion
         Location:          South side of Fox Road, West side of Oaklandon Road
         Date of Survey:    11/95


DESCRIPTIVE DATA

         Type of Use:       Multi tenant                    GLA:72,728
         Year Built:        1986/87
         Site Area:         9.066 Acres
         Description:       The strip center is a one story steel frame and
                            masonry veneer structure. There are decorative
                            mansard roofs with metal roofing and stucco finished
                            sign panels. The freestanding building is of similar
                            construction.
         Major              Tenants:  Major tenants  include Ace
                            Hardware   which   occupies   10,000
                            SF/GLA and Osco Drugs which occupies
                            19,918 SF/GLA.  The remaining 37,330
                            SF/GLA is occupied by additional OBO
                            space  tenants.  Included as part of
                            the   property   is  an   additional
                            freestanding building which contains
                            6,000 SF/GLA.


LEASING DATA

         Surveyed By:       SAS     Leasing Agent:       Eaton & Lauth/848-6500
         Face Rate:         $12.50 per SF/GLA

         TERMS:             T=Tenant/O=Owner


         Taxes:             T                                  Utilities
         Insurance:         T                          HVAC:            T
         Maintenance:       T                          Suite Electric:  T
         Janitorial:        T                          CA Utilities:    T
         Management:        O
         Administrative:    O

         Stops/Caps:        None
         Escalators:        $0.50 per year
         Typical Lease Term:                3 years
         Tenant Improvements:               None
         General Concessions:               None
         Typical Leasing Commission:        4 percent
         Current Space Available:           14,500 SF/GLA
         Comments:                   Administrative costs are 15 percent of CAM.
                                     Quoted street rent is for space within the strip center.

Comparable Rental Map

Comparable Rental Photographs

The table below sets forth a summary of the rent levels in these comparables. The rents are on a net basis, with the owner providing a typical "vanilla box". The tenant is responsible for floor covering.

                                  Total SF/GLA               Leased SF/GLA             Street Rent Per
                                   in B-space                 of B-space                   SF/GLA
Subject                              62,876                     48,625                 $14.00 - $15.00
1.  75th & Shadeland                 20,000                     20,000                     $14.00
2.  North by Northeast               56,100                     56,100                     $17.00
3.  Geist Crossing                   50,000                     50,000                     $14.00
4.  Geist Crossing North             16,000                     14,400                     $15.00
5.  Geist Station                    25,500                     24,300                     $12.00
6.  Geist Centre                     52,432                     37,932                     $12.50

                   Comp. #1       Comp. #2        Comp. #3       Comp. #4        Comp. #5       Comp. #6
Property         75th &         North by       Geist Crossing  Geist          Geist Station   Geist Centre
                 Shadeland      Northeast                      Crossing N
Location         NWC 75th &     7700 E. 96th   79th & Fall     79th & Fall    NWC Fox &       SWC Fox &
                 Shadeland      Street         Creek           Creek          Oaklandon       Oaklandon
SF/GLA B-Space
                 25,500         56,100         50,000          16,000         25,500          52,432
Street Rent      $12.00         $17.00         $14.00          $15.00         $12.00          $12.50
Recent Lease     Would not                     Some higher     Would not      Would not       Renewal at
Rate             disclose       $14.00         than $14.00     disclose       disclose        $13.40; new
                                                                                              lease at
                                                                                              $11.68

The comparables selected for comparison are representative of a number of competing neighborhood centers. For example, Comparable #1 is a recently developed center, which is adjacent to a Walgreen Drug, and has a street rent of $14.00 per SF/GLA. A similar rent level is quoted for a center recently completed on 96th Street east of Comparable #2. The developer of these two centers is also the developer of Comparable #3, which was leased at a street rent of $14.00 per SF/GLA, although some rents were reported as slightly higher. The six properties considered therefore reflect current market rent levels and represent locations both similar to or superior to the subject.

Although recent leases were not disclosed in all of the comparables, contract rent quoted from approximately a year ago was close to quoted street rent levels, and some deals were reportedly slightly higher. The street rents quoted exhibit increases of from $0.50 to $1.00 per square foot over one year ago or a 4 to 6 percent approximate increase.

A number of adjustments are required to account for the varying characteristics between the subject property and the comparables. Comparables #1, #2, #3, #4 and #6 either include or are located adjacent to large anchor stores which attract a substantial amount of traffic, as is the case with the subject. An upward adjustment of 10 percent is therefore applied to comparable #5 for this characteristic.

Comparable #1 has a virtually identical location to the subject. Comparables #3 and #4 have equally beneficial locations along established commuter thoroughfares, which exhibit high traffic counts. Comparables #5 and #6 are located in a more suburban setting surrounded by neighborhoods which provide a lower level of market support due to density, even though household income levels are high. A ten percent adjustment is therefore applied for this issue. Comparable #2 is located adjacent to a Sam's Club and Wal-Mart in a regional retail development node with interstate access. The location of comparable #2 is therefore superior and a downward adjustment of 20 percent is applied.

The adjustments which were applied to the comparables are summarized in the following table.

      Comp #     Street Rent     Anchor          Location       Adjusted Rent
         1          $14.00                                         $14.00
         2          $17.00                       ($2.80)           $14.20
         3          $14.00                                         $14.00
         4          $15.00                                         $15.00
         5          $12.00       $1.20            $1.20            $14.40
         6          $12.50                        $1.25            $13.75

Thus, the comparables have a narrow range in indicators from $13.75 to $15.00 per SF/GLA.

The most recent leases in the subject are renewals and therefore do not lend as much insight into the subject's current position as a new lease deal would. Current negotiations for the vacant spaces in the subject involve an average rent of $15.72 per SF/GLA for the 990 SF/GLA center space, $14.40 per SF/GLA for the 3,600 SF/GLA Shoppes space and $11.00 per SF/GLA for the 1,661 SF/GLA shoppes space. Renewals of Just Tanning and & The 75th Street Restaurant are being discussed at $13.00 per SF/GLA. This serves to illustrate the variation in visibility and rent to the subject's various facades.

A higher rent has historically been secured for space in the subject with Shadeland Avenue exposure. Similarly, a somewhat reduced rent is associated with the south facade of the Shoppes. The subject's street rent at $15.00, represents the asking rent for the best locations. In the last appraisal update spaces in the subject which front Shadeland Avenue were to be offered at $14.00, if available. All other "B" space was offered at $13.00, with the exception of spaces located on the south side of the Shoppes building. The $15.00 per SF/GLA street rent represents a slight increase in asking rent levels. The average effective rents now in negotiation for Shadeland Avenue frontage are $15.72 and $14.40 per SF/GLA. This indicates additional support for the subject's street rent, which is supported by the comparable indicators.

The south side of the Shoppes building has experienced high vacancy and a lower rent is offered to fill this space. This side of the subject is somewhat weaker because of the lower level of traffic. Most traffic terminates at the corner, the location of TD Alibi's. The north side of the Shoppes building is seen reflecting higher rents with Subway now renewed at $17.50 per SF/GLA.

Comparables #1, #2, #3 and #4 provide the strongest indicator to the subject. These comparables demonstrate strong activity, similar tenant profile and rent levels consistent with the subject's experience. The subject offers both a grocery anchor and drug store as traffic generators. In addition the liquor and video operations are beneficial. These comparables benefit from proximity to similar traffic generators. The properties further east at Geist remain weaker indicators because of a lower level of market support. As was discussed previously, population is increasing in the surrounding neighborhoods, but density remains too low to support additional neighborhood centers which are removed from other sources of support such as office development and commuters. Moreover, there is most likely an outflow of expenditures at the fringes of the neighborhood along 96th Street and Oaklandon Road where new retail properties are being developed. Properties in the 96th Street corridor, such as comparable #2, continue to demonstrate a strong demand in this corridor. Similarly, comparable #1, located just west of the subject provides a basis for reasonable extraction of market rent to the subject.

For the analysis, a market rent of $15.00 per SF/GLA is extracted to the "B" spaces in the subject's Shoppes building. This rent would apply to the spaces located on the west and north side of the Shoppes building. Although the street rent for the north facade of the Shoppes has been quoted at higher levels, only one tenant, Subway, shows an indication of being able to support this level of rent. This tenant also has a $0.50 per SF/GLA expense stop, effectively lowering their rent by this amount. PDQ Printing recently relocated to the north facade and expanded. The effective rent is $13.15 per SF/GLA and Franklin Jewelers is now at an effective rent of $15.50. Given the effective rents in the subject and the competition directly across the street at $14.00 per SF/GLA, a market supported rent for the subject is considered to be $15.00 per SF/GLA.

Tenant spaces in the Center which do not face Shadeland Avenue or are set back some distance from it exhibit slightly lower rents. This is evidenced by the Walker Cleaners and Jerome Muskat renewals at $13.50 per SF/GLA and the Just Tanning and 75th Street Restaurant offers at $13.00 per SF/GLA. This building has slightly decreased visibility due to the set back and the outlot development between the subject and Shadeland Avenue. A slightly lower rent is appropriate and $13.50 per SF/GLA is applied.

All of the comparables now incorporate $0.50 annual rent increases. The subject also is exhibiting a move to this with new leases as well as renewals. These rental increases are included in the consideration of effective rents. Therefore, market rents will only be adjusted by an escalator which is subsequently discussed.

The occupied spaces located on the south side of the Shoppes building have effective rents of $9.51 to $11.00 per SF/GLA. Given the difficulties in leasing this area, a market extracted rental rate of $10.50 per SF/GLA is applied which is supported by the $11.00 per SF/GLA offer for the 1,661 SF/GLA vacancy.

The vacant Ace Hardware space, at 8,000 SF/GLA requires adjustment to account for its larger size. In the original appraisal and the updates, a 25 downward adjustment was applied to the more typical "B" space market rent. This would indicate a rate of $10.13 per SF/GLA for this space. Comparable #6 has a 10,000 SF/GLA Ace Hardware tenant with an effective rent which is 35 percent below this comparable's street rent considering interior space only, and 25 percent below when interior and exterior areas are combined. The subject's space has slightly decreased visibility as it is located in the corner of the center. The adjacent tenant, Vintage Natural Foods, has a lower rent of $12.50 per SF/GLA to account for this. Therefore, assuming a 25 percent reduction for size and a $1.00 per SF/GLA reduction for visibility, a rent to the Ace space of $9.13 per SF/GLA is indicated, which is rounded to $9.00 per SF/GLA.

Concessions

Concessions must still be considered in this market. Comparables #1, #2 and #3 have leased up at street rents and comparables #5 and #6 have offered substantial concessions. The subject exhibits very limited concessions on new deals or expansions. Based on the market data available, and the subject's performance it seems reasonable to apply no concessions to either new leases or renewals.

Vacancy and Collection

The subject property currently has 15,331 SF/GLA of B-space vacant. Vacancy is therefore equal to 24.4 percent of B-space and 14.6 percent overall. Vacancy in the comparables, for B space only, is shown in the following table:

 Comparable      Vacancy SF/GLA      Total B-Space      Percent Vacant
     1                  0               20,000                 0
     2                  0               56,100                 0
     3                  0               50,000                 0
     4                1,600             16,000               10.0
     5                2,800             25,500               11.0
     6               14,500             52,432               27.7
   Total             18,900            220,032                8.6

Overall vacancy in the comparables is approximately 8.6 percent. Adding the subject increases vacancy overall to 10.5 percent. This incorporated 1,600 SF/GLA in Comparable #5 which is physically vacant, but rent is still being paid. Comparable #4 was only recently completed and was preleased during construction. It may be fully absorbed in the near term. Comparable #5 and #6 have suffered from an inferior location and have exhibited high vacancy levels historically.

Well located centers exhibit low vacancy. The overall vacancy in the north and northeast submarket is one of the lowest in the MSA at 5.0 percent. The subject property had experienced a vacancy of around 4.0 percent for a number of years. This past vacancy in 1992, 1993 and 1994 stemmed mainly from two spaces in the center. A vacant space was being held for the expansion of Marsh and the Shoppes vacancy has inferior visibility which is problematic. Recently two long time tenants have vacated, an 8,000 SF/GLA Ace Hardware and Office Center North which occupied 3,600 SF/GLA. These tenants have not established alternate locations and it is speculated that their closing was directly related to big box retailers, specifically Lowe's, Office Max and Office Depot, which have established themselves in this market. This specific instance underscores a general trend in retail where smaller businesses which typically occupy "B"-space are having an increasingly difficult time competing against the big box retailers. As such small tenants are driven out of the market, the effect is to reduce the number of types of businesses which can survive in community and neighborhood centers. This is illustrated by the current tenant profiles exhibited by the comparables where video rental, hair care, card shops, sandwich shops and pizza are predominate retail tenants bolstered by some medical office users.

The subject has a long history of tenant retention and renewal. The recent increase in vacancy is unprecedented and may be indicative of the shift in the market and the draw of the 96th Street regional node with its cluster of big box retailers. The subject has active prospects for all of the vacant space except the Ace Hardware location which is not actively being marketed due to the Osco relocation proposal which is outstanding. Therefore, it is likely that all of the deals could be concluded and the month to month tenant's could be renewed. The subject's B-space vacancy would then be reduced to 8,000 SF/GLA or 12.7 percent in the near term with the Ace space backfilled over a slightly longer period. On the other hand, the month to month tenants which are considering renewal in light of the Marsh/Osco shift, could vacate. This would increase vacancy to 17,600 SF/GLA or 28.0 percent even with the new prospects in place. Given the strong history of the subject and the high level of market support which remains in place measures against the potential turnover, a rate of 10 percent seems reasonable. This is applied as 5 month lag vacancy on a typical 48 month lease at speculative renewal. This is applied to the "B"-spaces only. In addition, a one percent credit loss will be applied to the "B"-space tenants. No vacancy or credit loss is applied to the Marsh or Osco Drug space.

Expenses

For expense comparison, the subject's performance over the past four years is considered. This is compared to the performance of other retail centers of similar physical character and size, based on actual operating statements. These comparable centers range in size from 55,820 to 214,740 SF/GLA. Two tables which analyze operating expenses are set forth on the following pages. The first of these compares the performance of the subject for the years 1991, 1992, 1993 and 1994, as well as the budget for 1996. The second considers four comparable properties at year end 1993 and 1994 escalated to present expense levels.

                                                           SUBJECT
                         OPERATING STATEMENTS: INCOME/EXPENSE PER SQUARE FOOT OF GROSS LEASABLE AREA
                                Software Copyright 1994 - Unauthorized Reproduction Prohibited
INCOME                                    1991              1992               1993              1994              1995
Base Rent:  Retail                             $10.30             $8.92              $9.07             $9.39             $9.71
Base Rent: Office                               $0.00             $0.00              $0.00             $0.00             $0.00
Overage Rent                                    $0.00             $0.00              $0.00             $0.00             $0.00
Reimbursements                                  $0.35             $2.05              $1.83             $1.59             $1.79
Other Income                                    $0.16                                $0.05             $0.07             $0.08
Vacancy/Coll.                                 ($0.17)
                                    -------------------------------------------------------------------------------------------
EFF. GROSS INCOME                              $10.64            $10.97             $10.95            $11.05            $11.58
EXPENSES
Administrative                                  $0.26             $0.11              $0.13             $0.19             $0.18
Management                                      $0.32             $0.33              $0.33             $0.33             $0.36
Utilities                                       $0.16             $0.17              $0.18             $0.16             $0.16
Maint. & Services                               $0.66             $0.42              $0.60             $0.79             $0.60
Taxes                                           $1.02             $1.06              $1.09             $1.13             $1.16
Insurance                                       $0.24             $0.18              $0.04             $0.05             $0.09
                                    -------------------------------------------------------------------------------------------
TOTAL EXPENSES                                  $2.66             $2.27              $2.37             $2.65             $2.55
                                    -------------------------------------------------------------------------------------------
NET OPER. INCOME                                $7.98             $8.70              $8.58             $8.40             $9.03
CAPITAL ITEMS                                   $0.48             $0.50              $0.58             $0.85             $0.00
                                    -------------------------------------------------------------------------------------------
TOT. EXP. & CAP.                                $3.14             $2.77              $2.95             $3.50             $2.55
                                    -------------------------------------------------------------------------------------------
CASH FLOW                                       $7.50             $8.20              $8.00             $7.55             $9.03




INCOME                                    1991              1992               1993              1994              1995
Base Rent:  Retail % SGR                       100.0%            100.0%             100.0%            100.0%            100.0%
Base Rent: Office % SGR                          0.0%              0.0%               0.0%              0.0%              0.0%
Overage Rent % SGR                               0.0%              0.0%               0.0%              0.0%              0.0%
Reimb. % SGR                                     3.4%             22.9%              20.1%             17.0%             18.5%
Other Income % SGR                               1.5%                                 0.5%              0.7%              0.8%
Vacancy/Coll. % SGR                             -1.7%
EFF. GROSS INCOME                              100.0%            100.0%             100.0%            100.0%            100.0%
EXPENSES
Administrative                                   2.4%              1.0%               1.2%              1.7%              1.6%
Management                                       3.0%              3.0%               3.0%              3.0%              3.1%
Utilities                                        1.4%              1.6%               1.6%              1.4%              1.3%
Maint. & Services                                6.2%              3.8%               5.5%              7.1%              5.1%
Taxes                                            9.6%              9.7%               9.9%             10.2%             10.0%
Insurance                                        2.2%              1.6%               0.4%              0.4%              0.7%
                                    -------------------------------------------------------------------------------------------
TOTAL EXPENSES                                  24.8%             20.7%              21.6%             23.8%             21.8%
                                    -------------------------------------------------------------------------------------------
NET OPER. INCOME                                75.2%             79.3%              78.4%             76.2%             78.2%
CAPITAL ITEMS                                    4.5%              4.5%               5.3%              7.7%              0.0%
                                    -------------------------------------------------------------------------------------------
TOT. EXP. & CAP.                                29.3%             25.2%              26.9%             31.5%             21.8%
                                    -------------------------------------------------------------------------------------------
CASH FLOW                                       70.7%             74.8%              73.1%             68.5%             78.2%

                                                          COMPARABLE
                         OPERATING STATEMENTS: INCOME/EXPENSE PER SQUARE FOOT OF GROSS LEASABLE AREA
                                Software Copyright 1994 - Unauthorized Reproduction Prohibited
INCOME                                  Comp. #1          Comp. #2           Comp. #3          Comp. #4          Comp. #5
Base Rent:  Retail                              $0.00            $10.03             $13.10             $7.54             $7.33
Base Rent: Office                                                 $0.00                                $0.00             $0.00
Overage Rent                                                      $0.33                                $0.03             $0.00
Reimbursements                                                    $1.98                                $2.97             $1.50
Other Income                                                      $0.01                                $0.08
Vacancy/Coll.
                                    -------------------------------------------------------------------------------------------
EFF. GROSS INCOME                               $0.00            $12.35             $13.10            $10.62             $8.83
EXPENSES
Administrative                                  $0.14             $0.48              $0.00             $0.28             $0.18
Management                                      $0.00             $0.00              $0.30             $0.38             $0.42
Utilities                                       $0.10             $0.06              $0.15             $0.26             $0.20
Maint. & Services                               $0.84             $0.66              $1.21             $0.82             $2.52
Taxes                                           $1.36             $1.93              $0.93             $1.94             $1.46
Insurance                                       $0.09             $0.05                                $0.10             $0.10
                                    -------------------------------------------------------------------------------------------
TOTAL EXPENSES                                  $2.53             $3.18              $2.59             $3.78             $4.88
                                    -------------------------------------------------------------------------------------------
NET OPER. INCOME                              ($2.53)             $9.17             $10.51             $6.84             $3.95
CAPITAL ITEMS                                   $0.00             $0.00              $0.00             $0.02             $0.00
                                    -------------------------------------------------------------------------------------------
TOT. EXP. & CAP.                                $2.53             $3.18              $2.59             $3.80             $4.88
                                    -------------------------------------------------------------------------------------------
CASH FLOW                                     ($2.53)             $9.17             $10.51             $6.82             $3.95




INCOME                                  Comp. #1          Comp. #2           Comp. #3          Comp. #4          Comp. #5
Base Rent:  Retail % SGR                            ?            100.0%             100.0%            100.0%            100.0%
Base Rent: Office % SGR                                            0.0%                                 0.0%              0.0%
Overage Rent % SGR                                                 3.3%                                 0.3%              0.0%
Reimb. % SGR                                                      19.8%                                39.3%             20.5%
Other Income % SGR                                                 0.1%                                 1.1%
Vacancy/Coll. % SGR
EFF. GROSS INCOME                              100.0%            100.0%             100.0%            100.0%            100.0%
EXPENSES
Administrative                                                     3.9%               0.0%              2.8%              2.0%
Management                                          ?              0.0%               2.3%              3.6%              4.7%
Utilities                                                          0.4%               1.2%              2.6%              2.2%
Maint. & Services                                                  5.4%               9.3%              7.5%             28.7%
Taxes                                               ?             15.7%               7.1%             18.3%             16.5%
Insurance                                           ?              0.4%                                 0.9%              1.1%
                                    -------------------------------------------------------------------------------------------
TOTAL EXPENSES                                                    25.8%              19.9%             35.7%             55.2%
                                    -------------------------------------------------------------------------------------------
NET OPER. INCOME                               100.0%             74.2%              80.1%             64.3%             44.8%
CAPITAL ITEMS                                                      0.0%               0.0%              0.2%              0.0%
                                    -------------------------------------------------------------------------------------------
TOT. EXP. & CAP.                                                  25.8%              19.9%             35.9%             55.2%
                                    -------------------------------------------------------------------------------------------
CASH FLOW                                      100.0%             74.2%              80.1%             64.1%             44.8%

The following table sets forth the expense conclusions for the subject property. The expenses are expressed on a per SF/GLA basis, with the exception of management, which is calculated as a percentage of EGI.

                                                   Expense Analysis

                              Comparables                          Subject

     Category        #1       #2       #3      #4       #5      1991     1992     1993    1994     1995     Forecast
Administrative      $0.14    $0.48   $0.00    $0.28    $0.18    $0.26   $0.11    $0.13    $0.19    $0.18    $0.18(a)
Management           NA       0%      2.3%    3.6%     4.7%     3.0%     3.0%     3.0%    3.0%     3.1%     3.0%(b)
Maintenance         $0.84    $0.66   $1.21    $0.82    $2.52    $0.66   $0.42    $0.60    $0.80    $0.60    $0.75(c)
Utilities           $0.10    $0.06   $0.15    $0.26    $0.20    $0.16   $0.17    $0.18    $0.16    $0.16    $0.18(d)
Insurance           $0.09    $0.05     NA     $0.10    $0.10    $0.24   $0.18    $0.04    $0.05    $0.09    $0.10(e)

a)       Comparables reflected a range of $0.00 to $0.48 per SF/GLA.  The subject's history of $0.11 to $0.26 per SF/GLA will be stressed with support from the comparables.

b)       Management expense in this market typically ranges from 3.0 to 5.0 percent.  The subject has a consistent history and 3.0%
         is applied.

c) The comparables exhibit a range of $0.66 to $2.52 per SF/GLA. The subject's history reflects a range of $0.42 to $0.80. The high end of the range is set by a property which has experienced high expense levels due to ongoing sewer problems. Eliminating this comparable results in a range which aligns more closely with the subject's experience. The subject's experience is relied on and $0.75 is applied.

d)       The subject shows a fairly consistent history in this category.  The subject's history will be stressed with support from the comparables.

e)       The comparables range from $0.05 to $0.10 while the subject's history shows $0.04 to $0.24 per SF/GLA.  $0.10 is applied placing stress on the subject's recent experience.

Taxes

The assessment to the subject remains unchanged from last year. The total assessment to the property is $1,330,410. The general level of assessment to the subject is considered equitable when compared to nearby and similar retail centers. The current 1994 payable 1995 tax rate is $10.2828 per $100 of assessed valuation. This is adjusted by tax replacement credit of 12.7701 percent yielding a net tax rate of $8.9697 per $100 of assessed valuation. Application of this rate to the subject assessment yields a tax burden of $119,334. Assuming a 4.0 percent increase in the tax rate, the 95 payable 96 tax liability would be $124,107. This is applied in the analysis with appropriate escalations into the forecast.

All real property in Indiana is now in the process of being reassessed. As of the date of this report, neither the new assessment nor the applicable tax rates for the future are available. The extent of the tax increase cannot therefore be estimated, and this represents an element of risk to any investor. Based on the history of the comparables and past reassessments, the current estimate of liability will be relied upon.

There are no special assessments according to the Marion County Treasurer's Office.

Speculative Renewal Rate

It is not possible to predict which tenants are likely to renew. Current investor surveys report tenant retention used in modeling of from 50 to 75 percent with most investors using 50 to 70 percent. The subject's experience is one of multiple tenant renewals.

As has been previously discussed, the subject is in a transition period. This stems from a shift in the market due to the regional retail development nearby and the long time negotiations with Marsh and Osco relative to expansion. The renewal of some tenants is currently on hold due to this situation which may not be resolved for some time. Given the subject's long history and the available market support, the likelihood of renewal is forecast to remain at 70 percent. This accords with current investor expectations in primary markets.

Tenant's with favorable options in place are assumed to renew.

Tenant Improvements

Only two of the comparables considered in the analysis of market rent reported paying for tenant improvements. Geist Crossing and Geist Crossing North as properties recently constructed, include vanilla box finish in construction costs. Tenant improvements in two of the prospective deals in the subject have been quoted at $2.00 per SF/GLA and $4.21 per SF/GLA. One of the prospects is taking the space "as-is". The subject's space is older and is competing with the new properties now in the market. It is therefore reasonable to assume that some investment must be made for a new tenant to counteract the appeal of first generation space in the comparables. Therefore, tenant improvements are established at $1.00 per SF/GLA on renewals and $5.00 per SF/GLA on new leases. Speculative renewals will have an allocation of tenant improvements on the basis of an 70 percent chance of renewal.

Leasing Expenses

The market has seen an increase in leasing commissions. At one time a rate of four percent on new leases was typical. In this scenario outside brokers negotiated for a commission split with the listing agent. This resulted in a tendency to steer tenants away from centers which would not accommodate a co-operating broker. A trend toward six percent commission is currently being observed with four percent being paid to the leasing broker and two percent to the listing broker. The subject's arrangement is similar to this with five percent being paid to outside brokers on cooperative deals. As it is not possible to predict the brokerage arrangement for new tenants, five percent commission will be applied to all new tenants with two percent of the total value of the lease applied for renewals. The leasing expenses on a speculative renewal will be based on an 60 percent chance of renewal.

Replacement Reserves

Good management calls for reserves for major replacement items. Reserves are warranted for HVAC and roof replacement, and structural repairs. Although a reality of ownership, these items are not generally incorporated into operating statements of buildings.

Reserves, therefore, are concluded to be a capital expenditure as opposed to an operating expense. Reserves for recurring capital expenditures will be applied in the discounted cash flow analysis (DCF). These reductions are necessary in this form of analysis because value is predicated on investment yield measured from cash flows after operating and recurrent capital expenditures are deducted.

The replacement reserves amount established in the last appraisal update, $34,959 per year, requires an upward adjustment to account for increased base costs as reported in the MVS system. Reserves for HVAC, roof and paving are now estimated at $36,198 and are assumed to escalate to $37,646 in the first year of discounted cash flow analysis.

Absorption of Vacant Space

The subject currently has 15,331 SF/GLA of vacancy. Current lease deals are in the process of being negotiated which cover 6,251 SF/GLA. The terms of these prospective leases as reported align with market expectations and are therefore expected to be concluded. These leases are therefore entered according to the timetable projected by the subject's management.

8,000 SF/GLA of the subject's vacancy is the Ace Hardware space which is being held vacant to accommodate the proposed Marsh/Osco shift. This proposal is outstanding and is expected to be resolved soon. Analysis of the change in configuration which is a part of the proposal is beyond the brief of this appraisal. Resolution of the matter, with Osco either occupying the space or not, will allow the Ace space to be leased. It is therefore assumed for the purposes of this analysis that the Ace space will be available to backfill in the near term.

The pending outcome also affects the renewals of three tenants which are in place. Given the timing of the Marsh/Osco situation it can reasonably be expected that a resolution be reached by March of 1996. Renewal tenants which are adjacent are therefore projected to renew as of April 1996, allowing time for finalizing contracts to include discussions of prospects for the Ace space, should the reconfiguration be abandoned. The absorption of the Ace space is projected for June 1996 to allow for additional marketing time and the remaining vacancy of 1,080 SF/GLA is projected as occupied in September 1996. The subject is therefore anticipated to reach stabilized occupancy levels June 1, 1996. The specific tenant details are summarized in the table which follows. They are based either on typical term and market rent which was concluded for the subject, or specifics of current negotiations.

                                                 Commencement                            Average Effective
         Tenant                 SF/GLA               Date                 Term            Rent per SF/GLA
Jack's Pizza                     990                 3/96                5 years              $15.72
Once Upon A Child               3,600                3/96                5 years              $14.40
75th Street Restaurant          2,400                4/96                5 years              $13.00
Just Tanning                    2,400                4/96                3 years              $13.00
Red Giraffe                     4,800                4/96                3 years              $13.50
Dr. Anne Miller                 1,661                6/96                4 years              $10.50
Vacant                          8,000                6/96                4 years              $ 9.00
Vacant                          1,080                6/96                4 years              $13.50

Recoveries

Based on the terms of particular leases, certain expenses pass through to individual tenants. These are typically common area maintenance recoveries which would include common area utilities, taxes, and insurance. In addition, an administrative recovery is generated by the terms of individual leases in which a 15 percent administrative charge is applied to the common area maintenance and utility amounts. Management fees are not passed through to the tenants. A 15 percent administrative charge is considered to be market supported and is applied to new tenants and speculative renewals.

Discounted Cash Flow Analysis

The proforma income projects normalized operating income for the year ahead. Discounted cash flow extends the proforma over a typical holding period and relies on a variety of market supported parameters. These parameters are as follows:

Term

The length of the holding period is presumed to be ten years at which point the investment would be terminated. The ten-year holding period is selected because it is the most often used period of analysis employed by knowledgeable investors. Even if an actual five-year or seven-year period is anticipated, seasoned investors generally analyze performance over a ten-year period to allow some measure of flexibility for economic fluctuations. Moreover, the ten-year projection reduces the percentage of value allocated to the reversion by anticipating it at a later period, at which point it is discounted more heavily. Since the presumption of appreciation is considered more risky than reliance on a property's ability to generate annual cash flows, the net result of placing the reversion farther off into the future is to construct a DCF model with a lower level of risk of achieving its targeted goal, since stress is placed on annual income streams.

Escalation of Income and Expenses

Over the past ten years, the CPI-U has ranged from 1.9 to 5.4 percent annually with a 3.8 percent mean. The average over the first nine months of 1995 is 2.9 percent. It appears that the more recent escalation indicators reflect a moderation in recent years. However, long term trends bear out a 4.0 percent rate. Investor surveys report income growth rates used by investors in modeling of from zero to ten percent. Korpacz reports the widest range, but with an average of 2.92 percent. RERC is somewhat narrower at three to four percent for properties in balanced markets with stabilized occupancy. Expense growth rates in both surveys range from 2.0 to 5.0 percent with an average near 4.0 percent. Therefore, based on the performance of the CPI-U, and general trends in the market, an escalation rate of 4.0 percent is applied to the subject's expenses throughout the analysis period. Given the subject's history with regard to vacancy, renewals and absorption, there is scope for rental increases in the near term. Therefore, an income growth rate of 4.0 percent is applied to all "B-space.

Reversion and Sale Expenses

The reversionary or exit capitalization rate is typically forecast at the going in rate or a range of 50 to 100 basis points higher. In the last appraisal update, a reversionary capitalization rate of 9.75 percent was applied, 50 basis points above the going in rate. As will be discussed subsequently, capitalization rates have been rather stable following competition among buyers for centers that are performing well. This had caused rates to drop slightly. The market has reached a plateau with slowing activity shifting the negotiating advantage from sellers to buyers. The subject has been a well performing property for some time, although as has been discussed at some length previously, vacancy has increased and a shift in the market has occurred. The subject remains well supported in the market with additional upside potential due to the Marsh/Osco expansion possibility. Therefore no change in the capitalization rate is appropriate.

Sale expenses are established at 3.0 percent of reversionary value. This accords with the typical range of real estate commissions and other closing costs in this market. This accords with the typical range of real estate commissions and other closing costs in this market.

Yield Rate

A yield rate of 11.25 percent was concluded in the last appraisal update. This rate represented a decrease of 25 basis points which was reflective of investor expectations at that time. Current investor surveys now show yield targets in a range of 10.0 to 14.0 percent. The Korpacz survey shows an average of 11.78 percent against an average entry capitalization rate of 9.79 percent, indicating a spread of 199 basis points. In contrast, the RERC survey shows an average yield target of 11.30 percent against an average entry capitalization rate of
9.50 percent, showing a spread of 180 basis points. Applying this spread to the subject results in yield indicators of 11.05 and 11.30 percent.

The subject is a well performing center which benefits from its location and diversified market support. The current increase in vacancy is reflective of the loss of one large tenant which is coupled with the uncertainties of the Marsh/Osco expansion. The desire to be flexible to accommodate tenant shifting for this project has made backfilling the large vacant space and renewing the adjacent tenants difficult. It is important to note, that the difficulties in resolving the Marsh/Osco situation have stemmed from corporate activities which have monopolized the attention of these two tenants and not from any change in the performance of the subject. Therefore, the subject remains a high quality investment supporting a yield rate which is not at significant variance from that applied in the last appraisal update. The yield parameters are discussed at some length in the last appraisal update and the factors which would suggest such a yield rate have not changed. These factors include good demographics with forecast income growth, good access and visibility and enhanced market support from surrounding offices. In addition the factors that make shopping centers favored investments such as the upside potential of "B"-space and net leases is true for the subject.

No change in yield rates is indicated. Therefore 11.25 percent will be applied in the DCF analysis.

Annual Cash Flow Report - As Is

An annual cash flow report for the subject property is shown on the page which follows. This is as of December 1995 for an eleven year period to include the reversion year. The annual cash flow analysis stems from the terms of individual leases, market rent which has been established, and other parameters discussed thus far to include expenses, tenant improvements, commissions and reserves. An annual tenant revenue report for all tenants appears as an annex to this report.


                         Shadeland Station Retail Center
                             ANNUAL CASH FLOW REPORT
                         BEGINNING 12/1/95 FOR 11 YEARS

                      FY1996       FY1997       FY1998        FY1999         FY2000         FY2001        FY2002        FY2003
                 FY2004       FY2005       FY2006
TOTAL MINIMUM RENT
                      1,048,460    1,056,002    1,115,063      1,135,156      1,119,221     1,176,693     1,239,316      1,279,798
                 1,347,066    1,279,038    1,346,034

RECOVERIES:
EXPENSE RECOVERIES
                        200,272      211,864      229,417        240,124        240,248       255,976       268,990        283,042
                   300,776      290,976      305,755
ADMIN. RECOVERY
                         14,204       14,875       15,902         16,463         16,472        17,443        18,257         19,157
                    20,295       19,669       20,477
TOTAL RECOVERIES
                        214,476      226,739      245,319        256,587        256,720       273,419       287,247        302,199
                   321,071      310,645      326,232

GROSS RENTAL INCOME
                      1,262,936    1,282,741    1,360,382      1,391,743      1,375,941     1,450,112     1,526,563      1,581,997
                 1,668,137    1,589,683    1,672,266
CREDIT LOSS         (    8,589)  (    8,723)  (    9,425)    (    9,695)    (    9,492)   (   10,186)   (   10,877)    (   11,346)
                (   12,155)  (   11,315)  (   12,083)
TOTAL INCOME          1,254,347    1,274,018    1,350,957      1,382,048      1,366,449     1,439,926     1,515,686      1,570,651
                 1,655,982    1,578,368    1,660,183

EXPENSES
ADMIN.                   19,589       20,372       21,187         22,034         22,916        23,832        24,786         25,777
                    26,808       27,881       28,996
UTILITIES                19,589       20,372       21,187         22,034         22,916        23,832        24,786         25,777
                    26,808       27,881       28,996
MAINTENANCE              81,619       84,884       88,279         91,810         95,482        99,302       103,274        107,405
                   111,701      116,169      120,816
INSURANCE                10,883       11,318       11,771         12,241         12,731        13,240        13,770         14,321
                    14,893       15,489       16,109
R.E. TAXES              124,107      129,071      134,234        139,603        145,187       150,995       157,034        163,316
                   169,848      176,642      183,708
MANAGEMENT FEE
                         37,630       38,221       40,529         41,461         40,993        43,198        45,471         47,120
                    49,680       47,351       49,805
TOTAL EXPENSES          293,417      304,238      317,187        329,183        340,225       354,399       369,121        383,716
                   399,738      411,413      428,430
NET OPERATING INCOME
                        960,930      969,780    1,033,770      1,052,865      1,026,224     1,085,527     1,146,565      1,186,935
                 1,256,244    1,166,955    1,231,753

ALTERATIONS              89,121       35,336       26,579         29,958         34,424        46,274        63,044         18,908
                    24,299       64,362       82,778
COMMISSIONS              47,995       23,783       19,123         21,317         18,719        36,621        42,031         14,560
                    16,921       39,366       60,833
RESERVES                 37,646       39,152       40,718         42,347         44,040        45,802        47,634         49,540
                    51,521       53,582       55,725
CASH FLOW               786,168      871,509      947,350        959,243        929,041       956,830       993,856      1,103,927
                 1,163,503    1,009,645    1,032,417



Summary of Cash Flow Findings

Following is a present value report identifying the value of the cash flows based on a reversion at each year of the DCF.


            PRESENT VALUE REPORT FOR Shadeland Station Retail Center

           Annual (E) NPV as of 12/95. Rates: CF%==11.250% Cap%=9.750

   SOLD

                RESIDUAL        RESIDUAL PV          %           CASH FLOW PV          %        TOTAL PV
------------ --------------- ------------------- ----------- ---------------------- --------- --------------
      11/96      $9,648,794      $8,673,073           92.5%          $706,749           7.5%     $9,379,822
      11/97     $10,284,866      $8,309,955           85.5%        $1,410,969          14.5%     $9,720,923
      11/98     $10,474,757      $7,607,535           78.4%        $2,099,017          21.6%     $9,706,552
      11/99     $10,209,395      $6,664,998           71.0%        $2,725,246          29.0%     $9,390,244
     11/100     $10,799,780      $6,337,456           66.0%        $3,270,406          34.0%     $9,607,862
     11/101     $11,406,753      $6,016,751           61.4%        $3,775,118          38.6%     $9,791,868
     11/102     $11,808,421      $5,598,761           56.9%        $4,246,333          43.1%     $9,845,093
     11/103     $12,498,684      $5,326,775           53.0%        $4,716,809          47.0%    $10,043,584
     11/104     $11,609,776      $4,447,582           46.3%        $5,162,560          53.7%     $9,610,142
     11/105     $12,254,165      $4,219,722           43.4%        $5,510,234          56.6%     $9,729,955
     11/106     $13,539,110      $4,190,735           41.8%        $5,829,790          58.2%    $10,020,525
     11/107     $13,109,934      $3,647,544           37.1%        $6,177,732          62.9%     $9,825,276
     11/108     $12,462,341      $3,116,734           32.5%        $6,476,540          67.5%     $9,593,274

The most important years of the cash flow are considered to be the latter years. Within these years the value is shown to range between $9,676,156 in year six and $10,110,106 in year eight. The most significant factor affecting the variation in values are the rate of occupancy and concessions. The following table illustrates these factors.

                                        Vacancy &
       FY            B-Space Rent      Credit Loss        Percentage        Sale Year      Value Indicator
      2001            $ 855,106          $113,372            13.3              2000          $ 9,607,862
      2002            $ 915,291          $104,556            11.4              2001          $ 9,791,868
      2003            $ 952,361          $ 92,898            9.8               2002          $ 9,845,093
      2004            $1,019,629         $ 52,678            5.2               2003          $10,043,584
      2005            $ 951,601          $182,963            19.2              2004          $ 9,610,142
      2006            $1,018,597         $213,613            21.0              2005          $ 9,729,955

The projected vacancy for the subject is ten percent with a one percent credit loss applied to "B"-space. Therefore, the ideal scenario would be a reversionary year in which the vacancy and credit loss reflected eleven. Years 2002 and 2003 are closest with vacancy and credit loss of 11.4 and 9.8 percent and corresponding value indicators of $9,791,868 and $9,845,093. The average vacancy and credit loss in these two years is 10.6 percent, very close to targeted levels. The average value indicator is $9,818,481. Therefore, based on this the subject would have a value of $9,850,000.

Accordingly, the estimated value of the subject via the income approach as of December 1, 1995 is:

                NINE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS
                                  ($9,850,000).

Annual Cash Flow Report - As Stabilized

The subject is anticipated to reach stabilized occupancy as of June 1, 1996. An annual cash flow report beginning at stabilization is shown on the following page.


                         Shadeland Station Retail Center
                             ANNUAL CASH FLOW REPORT
                          BEGINNING 6/1/96 FOR 11 YEARS

                          FY1997        FY1998        FY1999       FY2000       FY2001        FY2002       FY2003       FY2004
                    FY2005        FY2006        FY2007
TOTAL MINIMUM RENT:
                          1,105,350     1,074,828     1,116,260    1,171,730    1,110,481     1,172,365    1,284,333    1,313,568
                    1,286,961     1,316,620     1,467,827

RECOVERIES:
EXPENSE RECOVERIES
                            216,334       218,001       234,452      249,859      239,687       256,480      280,215      291,697
                      290,333       301,510       328,118
ADMIN RECOVERY
                             15,210        15,233        16,134       17,088       16,426        17,452       18,979       19,717
                       19,628        20,271        21,905
TOTAL RECOVERIES
                            231,544       233,234       250,586      266,947      256,113       273,932      299,194      311,414
                      309,961       321,781       350,023

GROSS RENTAL INCOME
                          1,336,894     1,308,062     1,366,846    1,438,677    1,366,594     1,446,297    1,583,527    1,624,982
                    1,596,922     1,638,401     1,817,850
CREDIT LOSS                  -9,308        -8,927        -9,468      -10,142       -9,375       -10,124      -11,392      -11,750
                      -11,415       -11,774       -13,509
TOTAL INCOME              1,327,586     1,299,135     1,357,378    1,428,535    1,357,219     1,436,173    1,572,135    1,613,232
                    1,585,507     1,626,627     1,804,341

EXPENSES
ADMIN.                       19,979        20,778        21,609       22,474       23,373        24,308       25,280       26,291
                       27,343        28,436        29,574
UTILITIES                    19,979        20,778        21,609       22,474       23,373        24,308       25,280       26,291
                       27,343        28,436        29,574
MAINTENANCE                  83,246        86,576        90,039       93,640       97,386       101,281      105,333      109,546
                      113,928       118,485       123,224
INSURANCE                    11,099        11,543        12,005       12,485       12,985        13,504       14,044       14,606
                       15,190        15,798        16,430
R.E. TAXES                  126,590       131,654       136,920      142,397      148,093       154,016      160,177      166,584
                      173,247       180,177       187,384
MANAGEMENT FEE
                             39,828        38,974        40,721       42,856       40,717        43,085       47,164       48,397
                       47,565        48,799        54,130
TOTAL EXPENSES
                            300,721       310,303       322,903      336,326      345,927       360,502      377,278      391,715
                      404,616       420,131       440,316
NET OPERATING
INCOME                    1,026,865       988,832     1,034,475    1,092,209    1,011,292     1,075,671    1,194,857    1,221,517
                    1,180,891     1,206,496     1,364,025

ALTERATIONS                  57,995        53,833        15,926       19,972       55,562        59,380       36,026       35,981
                       57,133        60,400        45,780
COMMISSIONS                  22,823        36,878        12,252       13,907       37,050        42,812       23,401       25,589
                       34,219        45,355        32,137
RESERVES                     39,152        40,718        42,347       44,040       45,802        47,634       49,540       51,521
                       53,582        55,725        57,954
CASH FLOW                   906,895       857,403       963,950    1,014,290      872,878       925,845    1,085,890    1,108,426
                    1,035,957     1,045,016     1,228,154

Summary of Cash Flow Findings

Following is a present value report identifying the value of the cash flows based on a reversion at each year of the DCF.


                                                   PRESENT VALUE REPORT FOR Shadeland Station Retail Center

                                                   Annual (E) NPV as of 6/96. Rates: CF%=11.250% Cap%=9.750

   SOLD

                RESIDUAL        RESIDUAL PV          %           CASH FLOW PV          %        TOTAL PV
------------ --------------- ------------------- ----------- ---------------------- --------- --------------
       5/97      $9,837,869      $8,843,029           91.6%          $815,273           8.4%     $9,658,302
       5/98     $10,291,919      $8,315,653           84.6%        $1,508,057          15.4%     $9,823,710
       5/99     $10,866,079      $7,891,742           78.1%        $2,208,164          21.9%    $10,099,906
      5/100     $10,061,079      $6,568,173           69.6%        $2,870,323          30.4%     $9,438,496
      5/101     $10,701,708      $6,279,906           65.0%        $3,382,541          35.0%     $9,662,446
      5/102     $11,887,186      $6,270,167           61.8%        $3,870,907          38.2%    $10,141,074
      5/103     $12,152,708      $5,761,999           56.8%        $4,385,758          43.2%    $10,147,756
      5/104     $11,748,670      $5,007,129           50.8%        $4,858,163          49.2%     $9,865,292
      5/105     $12,002,970      $4,598,210           46.7%        $5,255,039          53.3%     $9,853,249
      5/106     $13,570,380      $4,672,960           45.4%        $5,614,886          54.6%    $10,287,846
      5/107     $12,700,295      $3,931,098           39.6%        $5,995,037          60.4%     $9,926,135
      5/108     $13,281,061      $3,695,157           36.9%        $6,322,553          63.1%    $10,017,709


The table which follows sets forth the value indicators, vacancy and credit loss during the later years of the cash flow.

                                        Vacancy &
       FY            B-Space Rent      Credit Loss        Percentage        Sale Year      Value Indicator
      2002            $ 850,778          $147,612            17.4              2001          $ 9,662,446
      2003            $ 957,384          $ 74,208            7.8               2002          $10,141,074
      2004            $ 986,131          $ 74,386            7.5               2003          $10,147,756
      2005            $ 959,524          $139,945            14.6              2004          $ 9,865,292
      2006            $ 989,183          $191,777            19.4              2005          $ 9,853,249
      2007            $1,140,390         $113,348            9.9               2006          $10,287,846

Fiscal years 2003 and 2005 exhibit an average vacancy and credit loss of 11.2 percent, very close to the 11.0 percent targeted for the subject. The corresponding average value indicator from a sale in year 2002 and 2004 is $10,003,183.

Accordingly, the estimated prospective value of the subject via the income approach as of December 1, 1995, contingent upon stabilization anticipated for June 1, 1996, is:

                               TEN MILLION DOLLARS
                                 ($10,000,000).

SALE COMPARISON APPROACH

As in the previous appraisal up-dates a search for comparable sales was been conducted. The Indianapolis metropolitan area as well as the surrounding counties were included. Only one new sale was uncovered. This sale involves one of the comparable properties contained in the analysis of market rent to the subject. This is summarized on the following pages. A map showing the location follows.

TERZO & BOLOGNA, INC.  MARKET DATA:  SALE OF SHOPPING CENTER

Comparable #1

         Type of Use:       Neighborhood Shopping Center
         Property:          Geist Station
         Address:           8150 Oaklandon Road
                            Indianapolis, IN
         County:            Marion
         Location:          West side of Oaklandon Road, north of 79th Street
         Seller:            Inland Group
         Purchaser:         William Realty Eight


FINANCIAL DATA

         Effective Sale Price:              $1,775,000
         Terms:                             No favorable terms reported
         Price/GLA:                         $69.61
         Financial                          Comments:   This  property  includes
                                            excess land which is available for a
                                            10,000 SF/GLA expansion of the
                                            center. The land was marketed as a
                                            separate site for some time at a
                                            price of $225,000. The transfer
                                            price for the property reflects
                                            adjustment for this excess land.
                                            Specific information as to the NOI
                                            was not available, but a 12.0
                                            percent OAR was reported by the
                                            selling broker.


DESCRIPTIVE DATA

         Description:            Yr. Built                   GLA
                                    1989           25,500
         Legal I.D.:             Parcel #4-013587
                                 Deed Instrument #95-97404
         Site:                   The site is generally level with slopes
                                 adequate to effect storm drainage.
         Site Size:              5.533 Acres
         Construction:           The one story building is of steel frame and
                                 masonry construction with stucco panel exterior
                                 veneer.  The roof is hipped with decorative
                                 dormers and a pedestrian canopy.
         Major Tenants:          V.H. One Video, China Palace
         Condition:              Average
         Source:                 Broker
         Verified by:            Terzo & Bologna, Inc./ACV & SAS

Comparable Sales Location Map

Comparable Sales Photograph

                                                      ANALYSIS OF SALE COMPARISONS


                           Sale                                                 Gross                  Expense
  #   PROJECT              Date      Sale Price       GSF          NRSF        Income        NOI       Percent      OAR       GIM

      SUBJECT                                                        104,976                 960,930
    1 Kokomo                          $6,798,000                      78,596                 628,816                  9.25%
    2 London Town                     $2,976,000                      35,577                 298,493                 10.03%

    5 Greendale                       $2,275,000                      58,747                 224,087                  9.85%
      Target                          $4,550,000                     164,360                 388,000                  8.53%
      Town West                       $4,880,000                      91,196                 483,361                  9.90%
      Coldwater Crossing             $19,200,000                     247,643               1,934,000                 10.07%


                          Sale Pr./    Income/      Sale Pr./      Income/
  #       PROJECT            GSF         GSF          NRSF          NRSF

      SUBJECT                                                           $9.15
    1 Kokomo                                             $86.49         $8.00
    2 London Town                                        $83.65         $8.39

    5 Greendale                                          $38.73         $3.81
      Target                                             $27.68         $2.36
      Town West                                          $53.51         $5.30
      Coldwater Crossing                                 $77.53         $7.81


INDICATED VALUE RANGE BASED ON INCOME-GENERATING CAPACITY


                           Compared    Indicated     Compared      Indicated
  #       PROJECT           NOI/GSF     Rate/GSF     NOI/NRSF      Rate/NRSF

    1 Kokomo                                              114.4%        $98.94
    2 London Town                                         109.1%        $91.26

    5 Greendale                                           240.2%        $93.03
      Target                                              387.7%       $107.32
      Town West                                           172.6%        $92.36
      Coldwater Crossing                                  117.2%        $90.87

Geist Station is similar to the subject in location, but it is inferior due to a lower level of market support. This center is surrounded by high income residential development, but with extremely low density. In addition, there is no diversification of support as the location is not along a major commuter route nor is there surrounding office, industrial or institutional development.

This property has had a long history of tenant turnover and vacation and therefore, this sale is reflective of a transfer of a somewhat distressed property, as evidenced by the high overall rate exhibited. The sale price at $69.61 per SF/GLA is therefore below an appropriate indicator for the subject.

The income generation of comparable properties can provide the basis for comparison as per SF/GLA income reflects the many variables such as age, condition and appeal, location and market support. The subject's NOI is forecast at $9.15 per SF/GLA. This represents a slight decrease over the previous appraisal update. Analyzing this unit NOI against the characteristics of the sales of investment grade properties utilized in the previous reports yields a range in value indicators to the subject of from $90.87 to $107.32 per SF/GLA. The range in adjusted indicators in the previous appraisal was from $93.60 to $110.14. Therefore, the slight drop in the subject's NOI indicates a corresponding decrease in sales indicators.

In consideration of all of the indicators, $94.00 per SF/GLA is concluded as appropriate for the subject. Applying this to the subject's 104,976 SF/GLA yields $9,867,744, which is rounded to:

               NINE MILLION EIGHT HUNDRED SEVENTY THOUSAND DOLLARS
                                  ($9,870,000).

RECONCILIATION OF THE VALUE ESTIMATES

The subject property comprises a retail center of 104,976 SF/GLA on a parcel of
11.79 acres. It is located in a market area which is perceived as being particularly desirable. Continued residential growth is anticipated, household income is high and there is substantial daytime population in the land uses adjacent to the center, which enhance market support to the subject property.

The cost approach yielded a value estimate of $9,100,000. The value is extracted by use of a national cost service. The unit rates and resultant estimates of building and site improvements were adjusted to account for estimated indirect costs and entrepreneurial profit. The value estimate is clouded somewhat by adjustments which were made to account for physical depreciation which was estimated on the age/life concept. The value by the cost approach reflects no change in land value to the subject when compared with the last appraisal update.

The value by the income approach was estimated by applying discounted cash flow analysis. The value of the leased fee of the subject by DCF is $9,850,000. The value estimate by discounted cash flow is considered to be the strongest indicator as it measures the effect of lease terms over a ten year holding period. Moreover, currently high vacancy along with the leasing commissions and tenant improvements which are required to return the subject to stabilized levels are incorporated in the analysis. This approach is therefore the strongest indicator of value as it incorporates potential new leases currently being concluded, along with the expenditures which a typical investor would consider in the assessment of risk. The prospective value at stabilization was $10,000,000.

The sales comparison approach yielded a value indicator of $9,870,000. Only one new sale was analyzed. This sale was not directly relevant to the subject, but rather was the transfer of a property with a long history of vacancy and turnover. This approach therefore provides a weaker indicator to the subject.

The cost approach sets the lower end of the range of value indicators and this is in some measure expected. The difference between the cost of development and the value of the subject after completion and stabilization represents additional entrepreneurial profit. The earlier estimate of profit, as applied in the cost approach, does not therefore fully reflect the process of value creation in the development process, as indicated by the results of the other approaches. The cost approach is accordingly the weakest indicator of value to the subject.

The sales comparison approach yielded a value indicator which was strongly based on older sales which have been analyzed in the past. On balance, the strongest indicator of value is offered by the income approach. It is this approach which can most precisely measure the effect of existing leases, rent potential and the probable pattern of expenses which would accrue to the subject property.

Accordingly, it seems most reasonable to stress the results by the income approach in final reconciliation. The value of the subject property, as of December 1, 1995, is:

                NINE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS
                                  ($9,850,000).

The prospective value of the subject as of December 1, 1995, contingent upon stabilization, anticipated at June 1, 1996, is:

                               TEN MILLION DOLLARS
                                 ($10,000,000).

Based on current market conditions, it is estimated that the property would require a marketing time of six to nine months, assuming financing is available. This time period reflects the performance of the subject and accords with exposure times as reported by brokers who are knowledgeable regarding such properties.

Analysis of Value Change

The as-is value reported for the subject reflects a downward change of $150,000 since the previous appraisal. The subject is still performing well, but exhibits a currently high vacancy of 15,331 SF/GLA. This is primarily due to the vacation of two spaces containing 8,000 and 3,600 SF/GLA. As has been discussed in some detail in the report, prospects exist for all of the vacancies except the 8,000 SF/GLA and another smaller space containing 1,080 SF/GLA. The 8,000 SF/GLA space has been held vacant to allow for a Marsh expansion and an Osco relocation. This has complicated the subject's position as nearby tenants have postponed renewal in anticipation of the outcome of the Marsh/Osco proposal.

Market support to the subject remains good. At the time of the last appraisal, increased competition was anticipated from new development in the immediate area. Although new product has come on line, effective rents in the subject remain high as new deals being negotiated and renewal rates have been favorable. Therefore, good future performance is indicated and absorption of vacant space is forecast to be fairly rapid.

While the high effective rents and leasing prospects are positive, an investor would consider the overall risk to the subject with respect to vacancy, rent loss during lease-up of vacancy and capital expenditures in the form of leasing commissions and tenant improvements. As the future prospects for the subject remain good, no change in the capitalization and yield rates applied is indicated. Rather the temporary risk of increased expenditures is accounted for with the application of tenant improvements to all spaces to maintain the appeal of the subject. In addition, the increase in normative vacancy from 5 to 10 percent accounts for any long term risk which would apply to the subject. These factors have a downward effect on value, although the amount of the value change is insubstantial.

The value at stabilization of $10,000,000 reflects the forecast lease up of the subject and a return to operating levels experienced in the past.

7.   CERTIFICATION OF THE APPRAISERS

I certify that, to the best of my knowledge and belief:

     -   the statements of fact contained in this report are true and correct.

     - the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

     - I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     - the analysis was not based on a requested minimum valuation or specific valuation or the approval of a loan.

     - my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result or the occurrence of a subsequent event.

     - my analyses, opinion, and conclusions were developed, and this report has been prepared, in conformity with Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and its regulations, as well as the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

     - I have made a personal inspection of the property that is the subject of this report, unless otherwise noted.

     - I am professionally competent to perform this appraisal assignment by virtue of previous experience with similar assignments and/or research and education regarding the specific property type being appraised.

     - no one provided significant professional assistance to the person(s) signing this report.

     - I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     - as of the date of this report, I, Frederick C. Terzo, have completed the requirements under the continuing education program of the Appraisal Institute.


Frederick C. Terzo, CRE, MAI, AICP
Certified General Appraiser - Indiana (#CG69100042)

I certify that, to the best of my knowledge and belief:

     -   the statements of fact contained in this report are true and correct.

     - the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

     - I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     - the analysis was not based on a requested minimum valuation or specific valuation or the approval of a loan.

     - my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result or the occurrence of a subsequent event.

     - my analyses, opinion, and conclusions were developed, and this report has been prepared, in conformity with Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and its regulations, as well as the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

     - I have made a personal inspection of the property that is the subject of this report, unless otherwise noted.

     - I am professionally competent to perform this appraisal assignment by virtue of previous experience with similar assignments and/or research and education regarding the specific property type being appraised.

     - no one provided significant professional assistance to the person(s) signing this report.

     - I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


Sabra A. Sullivan
Certified General Appraiser - Indiana (#CG49300206)

ANNEX

PHOTOGRAPHS OF SUBJECT

Center Building - North and West Facades

Center Building - North and East Facades

Center Building - South and East Facades

Shoppes Building - North and East Facades

Shoppes Building - West and South Facades

Shoppes Building - South and East Facades

Shoppes Building - Service Court

Looking North on Shadeland Avenue from 75th Street

Looking South on Shadeland Avenue from 75th Street

Looking East on 75th Street from Shadeland Avenue

Looking West on 75th Street from Shadeland Avenue

Looking East on Shadeland Station from Shadeland Avenue

Looking West on Shadeland Station from Shadeland Avenue

                             LEASE ABSTRACT REPORT,
                          ANNUAL TENANT REVENUE REPORT,
                        USF & G APPRAISAL REPORT SUMMARY

                        (INFORMATION DEEMED CONFIDENTIAL)

VIA FACSIMILE (317) 849-9978

November 14, 1995

Mr. Frederick C. Terzo, MAI
Terzo & Bologna, Inc.
7240 Shadeland Station, Suite 210
Indianapolis, Indiana 46256

SUBJECT: Shadeland Station Retail Center Indianapolis, Indiana

Dear Fred:

We appreciate your response to our request of your appraisal services regarding the property referenced above.

This letter will confirm our understanding that Frederick C. Terzo, MAI of Terzo & Bologna, Inc. shall perform the following real estate appraisal assignment for USF&G Real Estate Division.

Subject Property to be Appraised: Shadeland Station Retail Center SEQ Shadeland Avenue and East 75th Street Indianapolis, Indiana

Property Description: One-story neighborhood retail center containing 84,000 +\- gross square feet and one-story strip center containing 25,132 +\- gross square feet, amenities, and supporting land.

Purpose and Function of Appraisal: The purpose of the appraisal shall be to estimate the Market Value of the subject property specified above. The function of the appraisal shall be to establish a current Market Value "As Is" for the subject property in regard to the Right of Presentment for the "Fund".

Estimated Value/Date/and Interest Appraised: The Value to be estimated in the appraisal shall be the Market Value "As Is" of the leased fee interest in the subject property, as of December 1, 1995. The date of inspection of the subject should be at or around this time period.

Type of Appraisal: The type of appraisal shall be a letter update appraisal report subject to the terms herein and outlined in "Specific Conditions".

Due Date/Deadlines:Three complete draft appraisal reports, including all exhibits ("Appraisal Report Summary" sheet, maps, spreadsheets, etc.), but excluding photographs, shall be delivered to USF&G Real Estate Division for review by December 15, 1995. After USF&G Real Estate Division has reviewed the draft, mutually agreed upon revisions, additions and deletions shall be incorporated into the final document. Three final appraisal reports are due within seven working days from the date USF&G Real Estate Division's final written comments are received by Terzo & Bologna, Inc.

In the event that the draft appraisal reports cannot be delivered to USF&G Real Estate Division by the due date, Julie C. Tyler must be notified by telephone at least one week prior to the date specified herein. A letter must be sent to the aforementioned indicating the reason for not meeting the specified due dates (draft or finals). The revised draft/final due date must be indicated in the letter. The reason for not meeting the due dates and revised due dates must be approved by Julie C. Tyler. If the reason for not meeting the due dates is not justified and/or if Ms. Tyler has not been informed at least one week prior to the due dates by telephone, a fee reduction of $250 per diem will be imposed for every day the appraisal exceeds the due date.

Appraisal Fee: The fee for the appraisal assignment, including all costs related thereto, shall be $4,000. The entire fee shall be due after three final letter update appraisal reports are received by USF&G Real Estate Division. Invoices are paid within 30 days after three final reports are received and accepted under the USF&G Appraisal Guidelines attached as an exhibit to this letter and the Appraisal Institute's Standards and Ethic requirements. Please issue two original invoices along with the final appraisal report at that time.

Information Necessary Completion of theAppraisal: The information needed to complete the appraisal shall be coordinated by Gerry Trainor, the Asset Manager of the property. His telephone number is (410) 625-5629. Exhibit I presents a list of information that at a minimum would be necessary to complete the appraisal (obviously, the applicability of the information is dependent upon the type of property under appraisement). This information will be provided at the inception of the appraisal assignment within a reasonable time. If the information is not received within a reasonable time, please call Julie C. Tyler immediately.

Specific Conditions: o The appraisal form, content, and scope shall be prepared in conformity with and are subject to the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice. o USF&G Real Estate Division's guidelines shall be followed in performing this appraisal and are presented in Exhibit II (Letter Update Guidelines). o The "Appraisal Report Summary" document (three pages) shall be completed and presented after the "Table of Contents" section in each draft and final appraisal report. This summary document is attached to this letter agreement and is labeled as Exhibit
III. o The appraisal shall be prepared using the Cost, Direct Sales Comparison, and Income Approaches (direct capitalization and discounted cash flow analysis) to estimate Value. The three Values must be reconciled to estimate the final Market Value "As Is" for the subject property. o A lease-by-lease analysis shall be performed using a real estate software program (such as Dynalease, Dynamis, Pro-Ject, OFFICE2, Argus, or Realdex) approved by Julie C. Tyler. Market data should be reflected during tenant rollovers. Lease-by-lease data shall be printed and included as an addendum to the draft and final reports. o All the appraisers signing the report must inspect the subject property and comparables.
o The appraiser shall identify the marketing time period for the property in the section of the appraisal report where the estimate of Market Value is indicated.
o The contracted MAI Appraiser herein attests to the fact that all appraisers signing and working on the appraisal assignment have at a minimum five years of appraisal experience, including appraisals of retail shopping centers.


This appraisal report is for the exclusive use of USF&G Real Estate Division and its client and assignees. Terzo & Bologna, Inc. shall not reveal the appraisal report to any party other than representatives indicated herein with the USF&G Real Estate Division.

If these terms and conditions are acceptable, please execute this letter agreement below and return an original to me by November 20, 1995. Thank you for your attention and we look forward to working with you on this assignment.

Sincerely,

Julie C. Tyler, MAIManager, Real Estate Valuations
JCT:jfkMEMO19\ShadeLtr.doc

Enclosures
cc:     Calvin    Thomas,MAI, Legg Mason Realty, Inc.
        Joe Wesolowski
        Gerry Trainor

1995   Appraisal   File  of   Shadeland   Station   Retail   Center
Accepted   this   __________   day  of
________________________, 1995

Appraisal Firm:  TERZO & BOLOGNA, INC.
By:  __________________________________________________________________________




Its:  __________________________________________________________________________

(Y)  INTRODUCTION TO TERZO & BOLOGNA, INC.

Terzo & Bologna, Inc., is a real estate consulting group, with offices in Indiana and Michigan, which specializes in analysis of commercial properties throughout the Midwest. Our firm has a well-established reputation and we are recognized for our ability to resolve complex development issues in an objective and impartial manner.

The primary goal of Terzo & Bologna, Inc., is to build long-term relationships by providing high quality real estate analysis which is timely and of value to its clients.


(Y)  PROBLEM SOLVING IS OUR STRENGTH

The success of any real estate analysis rests on knowledge of local markets. No two properties are alike. Each presents its own unique challenge to analysis. Similarly, client objectives are not all alike. Some clients require analysis leading to property valuation; others require analysis directed to specific investment or disposition strategy.

Our services are responsive to both the uniqueness of the property and the specific needs of the client. No matter how intricate the real estate problem, Terzo & Bologna, Inc., has the experience needed to effectively resolve critical issues.

(Y)  STAFF APPRAISERS AND COUNSELORS

Well educated and experienced professionals form the backbone of the firm. Staff appraisers and counselors have established backgrounds in a wide range of real estate related fields such as finance, mortgage banking, city planning, brokerage, construction management and property management. Each is involved in a continuing education program. The multiple perspectives provided by this professional diversity enhance the quality of the analysis that we provide for each client.

Our services are provided in accordance with the ethics and standards established by the Appraisal Institute and the American Society of Real Estate Counselors. Our services are unbiased, knowledgeable and confidential. Professional affiliations held by individual members of our staff include:

         *  Appraisal Institute
         *  American Society of Real Estate Counselors
         *  American Institute of Certified Planners

Terzo & Bologna, Inc., has also been elected to professional membership in the National Council of Real Estate Investment Fiduciaries.

Staff members of Terzo & Bologna, Inc., are currently licensed in the following states.

         Indiana
         Michigan
         Ohio
         Illinois
         Kentucky
         Wisconsin
         Minnesota
         Massachusetts
         Pennsylvania

         Licensure in other states can be obtained at the client's request.

                           REPRESENTATIVE CLIENT LIST

                        (INFORMATION DEEMED CONFIDENTIAL)

QUALIFICATIONS OF THE APPRAISERS




FREDERICK C. TERZO

Frederick C. Terzo, a principal of Terzo & Bologna, Inc. represents clients locally, nationally and internationally. He has provided real estate counseling and appraising services in the areas of housing, land development, commercial, industrial and new town development, since 1965.

He is an experienced real estate appraiser of investment-grade properties, has particular expertise in the areas of market and feasibility analysis, and is often retained to evaluate projects that are highly sensitive to market fluctuations. These include new projects which are timing-sensitive due to the volatility of development cycles, as well as problem properties that require in-depth research of product marketability and capture potential. He has formulated market studies for a variety of product types ranging from high-rise offices and urban-core, multi-family development to large scale suburban business park developments, land development schemes, and special purpose properties such as congregate care centers.

In addition to professional assignments in the U.S., he has represented clients internationally in more than thirty countries of Europe, the Middle East, Asia, Africa and Latin America. International real estate experience includes counseling on development at the new town scale, testing the interaction and timing of proposed land, housing, employment center and community facility development programs.

He holds a Bachelor of Architecture degree from Pratt Institute and a Master of City Planning degree from Yale University. He was an Alumni Fellow in City Planning at Yale University, a New York State Regents Scholar and a Ford Foundation Africa-Asia Fellow.

His professional memberships include the Appraisal Institute (designated MAI), the Counselors of Real Estate (designated CRE), and the American Institute of Certified Planners, the national organization of professional urban planners (Charter Member, designated AICP).

Frederick C. Terzo is currently licensed as a certified general appraiser in Indiana (#CG69100042); Michigan (#1201000261); Ohio (#380385); Illinois
(#153-000118); Kentucky (#000346); Massachusetts (#275); Wisconsin (#315).

RAYMOND V. BOLOGNA

Raymond V. Bologna, a principal of Terzo & Bologna, Inc., represents clients locally and nationally. Real estate experience dates from 1977. He has been involved in brokerage, property management, and the structuring of real estate partnerships for investment property. Major emphasis has been on counseling and appraisal since 1983.

He entered the real estate field as an investor and has had direct experience with the cause and effect relationship relating to value. His ability to identify and interpret these relationships is recognized by his clients, who have retained him for valuation of such unusual projects as prison facilities, preservation easements, and seminaries.

As a counselor, he represents clients from both private and public sectors in tax-litigation matters. He is retained on a regular basis to provide market-study research and penetration analysis for proposed or distressed properties. He has formulated market studies for a variety of product types ranging from high-rise offices and urban-core, multi-family development to land development schemes and special-purpose properties such as hotels and congregate-care centers.

He graduated from the honors program of the University of Detroit with a bachelor's degree in liberal arts. His professional affiliations include the Appraisal Institute (designated MAI) and the Counselors of Real Estate (designated CRE). He has been qualified as an expert witness for the Michigan Tax Tribunal and for the U.S. Bankruptcy Court.

Bologna is currently licensed as a certified general appraiser in Michigan (#1201000230); Ohio (#381633); Illinois (#153000194); Indiana (#CG69201173);
Minnesota (#4003157); Pennsylvania (#GA-000833-L).

SABRA A. SULLIVAN

Sabra A. Sullivan is an associate of Terzo & Bologna, Inc.

Her professional work includes appraisal and real estate market analysis of investment grade property. She has completed assignments for office, retail to include regional malls, multifamily and industrial properties in Indianapolis and other regional cities. She has substantial discounted cash flow analysis experience to include the PRO-JECT, Office/2 and Center formats. In addition Ms. Sullivan has extensive background in real estate, banking and construction. She has experience in mortgage lending with both Union Federal and American Fletcher National Bank. As founder of Bickell/Sullivan Builders, Inc., a custom home builder, she was a member of the Builder's Association of Greater Indianapolis and served on the Legislative Committee. Ms. Sullivan has also held the positions of Director of Construction for Hokanson Companies, Inc. and Vice-President of M.R. Kendall Construction Corporation where she managed construction and development projects.

She was graduated with honors from Miami University and was awarded membership in Phi Alpha Theta history honorary.

Sullivan is an Indiana licensed real estate salesman and has completed the course requirements of the Appraisal Institute for Standards of Professional Practice, parts A and B, Real Estate Appraisal Principles, Real Estate Appraisal Procedures and Capitalization Theory and Techniques, Parts A and B. She is a candidate for the MAI designation of the Appraisal Institute.

Sabra A. Sullivan is currently licensed as a certified general appraiser in Indiana (#CG49300206) and Michigan (#1201005190).